Exhibit 10.2
Execution Version

LOAN AND SECURITY AGREEMENT
by and among
LEAF 4A SPE, LLC,
as Borrower,
LEAF Equipment Finance Fund 4, L.P.,
as Parent
LEAF Funding, Inc.,
as Originator
LEAF Financial Corporation,
as Servicer
THE LENDERS THAT ARE SIGNATORIES HERETO,
as the Lenders,
and
WELLS FARGO FOOTHILL, LLC,
as the Arranger and Administrative Agent
Dated as of February 9, 2009

LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of February 9, 2009 by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and WELLS FARGO FOOTHILL, LLC,, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and, on the other hand, LEAF 4A SPE, LLC,, a Delaware limited liability company (“Borrower”), LEAF FUNDING, INC., a Delaware corporation (“Originator”), LEAF EQUIPMENT FINANCE FUND 4, L.P., a Delaware limited partnership (“Parent”), and LEAF FINANCIAL CORPORATION, a Delaware corporation (“Servicer”).
     The parties hereto agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
     1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
     “Account” means an “account” (as that term is defined in the Code), and any and all supporting obligations in respect thereof.
     “Account Debtor” means any Person who is or may become obligated under, with respect to, or on account of, an Account, Chattel Paper, Lease, Note Receivable, or a General Intangible.
     “ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower or its Affiliates.
     “Additional Documents” has the meaning set forth in Section 4.6(c).
     “Advances” has the meaning set forth in Section 2.1(a).
     “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Leases, Eligible Notes Receivable, and Section 7.13 hereof:
Amended and Restated Loan and Security Agreement — Page 1

     (a) any Person that owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the membership, partnership or other ownership interests of a Person shall be deemed an Affiliate of such Person;
     (b) each general partner, manager or director of a Person shall be deemed to be an Affiliate of such Person; and
     (c) each limited liability company, partnership or other joint venture in which a Person is a member, partner or joint venturer shall be deemed an Affiliate of such Person. Notwithstanding the foregoing, any limited partnership managed by Manager or other Affiliate of Servicer shall be deemed to be an Affiliate of the Originator, the Servicer, the Parent and the Borrower for all purposes of this Agreement.
     “Agent” has the meaning set forth in the preamble to this Agreement.
     “Agent Advances” has the meaning set forth in Section 2.2(e)(i).
     “Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
     “Agent’s Account” means an account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing ABA #121-000-248; account number 4121345110, credit to: Wells Fargo Foothill, LLC (Lender Finance) and maintained by Agent with Wells Fargo Bank, San Francisco, California.
     “Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, including, without limitation, Credit Protection Laws.
     “Applicable Margin” means (a) with respect to Advances, the aggregate amount of which is not greater than the Borrowing Base as determined in accordance with the definition of Borrowing Base, the percentage set forth in the grid below, and (b) with respect to that portion of the Advances that constitute an Overadvance, four percent (4%) above the then applicable rate provide for in clause (a).
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Condition	Margin

Delinquency Ratio ≤ 3.75% and Default Ratio ≤ 2.75%	2.625% plus (1.50% minus the LIBOR Rate), if the LIBOR Rate < 1.50% or 2.625% if the LIBOR Rate ≥ 1.50%

Delinquency Ratio > 3.75% or Default Ratio > 2.75%	3.00% plus (1.50% minus the LIBOR Rate), if the LIBOR Rate < 1.50% or 3.00% if the LIBOR Rate ≥ 1.50%
     “Applicable Prepayment Premium” means, subject to Section 3.6(c), as of any date of determination, an amount equal to the Maximum Revolver Amount then in effect on such date times (a) two percent (2.0%), during the period from Closing Date, to and including February 9, 2010, (b) one percent (1.0%) from February 9, 2010, to and including February 9, 2011, and (c) one half of one percent (0.5%) thereafter.
     “Approved Forms” means (a) those forms of lease agreement, master lease agreement, loan agreement, master loan agreement, conditional sale, installment sale or other equipment finance agreement, promissory note, application for lease or loan, security agreement, pledge agreement, or other lien instrument, guaranty, landlord/mortgage waiver and consent and related documents used by Originator and Borrower and attached as an exhibit to the Closing Certificate and (b) any other form used by Originator and Borrower that is substantially similar to one of the forms attached as an exhibit to the Closing Certificate except for such modifications or deviations (1) as will not cause the related Lease or Note Receivable to fail to meet the other requirements specified in this Agreement and do not have a material adverse effect on the interests of Borrower or any Lender or (2) for which Agent has given its prior written consent.
     “Assignee” has the meaning set forth in Section 14.1(a).
     “Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A.
     “Authorized Person” means in the case of actions taken or documents executed by Servicer, Originator, Parent, Borrower or Manager, any Executive Officer.
     “Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sub-limits and reserves then applicable hereunder).
     “Backup Servicer” means Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), or such other replacement servicer of commercial equipment finance leases and loans as is approved by Agent.
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     “Backup Servicing Agreement” means the backup servicing agreement among Backup Servicer, Borrower, and Agent, in form and substance satisfactory to Agent.
     “Backup Servicing Fees” has the meaning set forth in the Backup Servicing Agreement.
     “Bank Product” means any financial accommodation extended to Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.
     “Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
     “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.
     “Bank Product Provider” means Wells Fargo or any of its Affiliates.
     “Bank Product Reserve” means, as of any date of determination, the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding.
     “Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.
     “Base Rate” means the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.
     “Base Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the Base Rate.
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     “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
     “Board of Directors” means, with respect to any Person, the board of directors or board of managers or other comparable governing body of such Person, or any committee thereof duly authorized to act on behalf of such board or governing body of such Person.
     “Books” means all of a Person’s and its Subsidiaries now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of such Person’s or its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).
     “Borrower” has the meaning set forth in the preamble to this Agreement.
     “Borrower’s Portfolio Balance” means the aggregate book value of all Eligible Leases plus the aggregate unpaid principal amount of all Eligible Notes Receivable.
     “Borrower’s Static Pool” means, with respect to any calendar quarter, all Leases and Notes Receivable originated during such calendar quarter and included in the Borrower’s Portfolio Balance as of the applicable date of determination.
     “Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance.
     “Borrowing Base” means, as of any date of determination, the result of:
     (i) the sum of (A) eighty seven percent (87%) of the aggregate Net Investment in Eligible Notes Receivable, plus (B) eighty seven percent (87%) of the aggregate Net Investment in Eligible Leases;
     minus
     (ii) the sum of (A) the Bank Product Reserve, if any, (B) any amounts required to maintain compliance with the covenants set forth in Section 7.18, and (C) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).
     “Borrowing Base Certificate” means a certificate executed by an Authorized Person of each of the Borrower and the Servicer in the form of Exhibit B.
     “Borrowing Request” has the meaning set forth in Section 2.2(a)
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.
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     “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
     “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) demand Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.
     “Change of Control” means that (a) Parent fails to own 100% of the Stock of Borrower, (b) Resource America, Inc. fails to own and control, directly or indirectly, 67%, of the Stock of Manager, Servicer or Originator or Manager ceases acting as the sole general partner of Parent, (c) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock of Servicer, Originator or Manager, having the right to vote for the election of members of the Board of Directors of Servicer, Originator or Manager (as the case may be), (d) a majority of the members of the Board of Directors of Servicer, Originator or Manager do not constitute Continuing Directors, or (e) Borrower ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each of its Subsidiaries.
     “Chattel Paper” means “chattel paper,” as that term is defined in the Code, and in the case of Borrower specifically includes, without limitation, all of Borrower’s right, title and interest in, to and under a Lease.
     “Closing Certificate” means the certificate(s) delivered to Agent on or before the Closing Date executed by the applicable Authorized Persons and substantially in the form provided by Agent.
     “Closing Date” means the date of this Agreement.
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     “Closing Date Business Plan” means the set of Projections for each of the Servicer Group and for Parent and its Subsidiaries for the 3-year period commencing on the Closing Date, prepared on a month by month basis for 2009 and on an annual basis for 2010 and 2011, and otherwise in form and substance (including as to scope and underlying assumptions) satisfactory to Agent in its Permitted Discretion.
     “Code” means the Uniform Commercial Code, as in effect from time to time, of the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
     “Collateral” means all now owned or hereafter acquired right, title, and interest of Borrower or its Subsidiaries in and to all property, including without limitation, each of the following:
     (a) Accounts,
     (b) Books,
     (c) Commercial Tort Claims, if any, described on Schedule 5.7(d),
     (d) Deposit Accounts,
     (e) Equipment,
     (f) General Intangibles,
     (g) Inventory,
     (h) Investment Property (including all of its securities and Securities Accounts),
     (i) Chattel Paper (including, without limitation, Leases) and Negotiable Collateral (including, without limitation, all Notes Receivable),
     (j) Supporting Obligations,
     (k) Borrower’s rights under, including the right to enforce, the Purchase and Contribution Agreement, the Hedge Agreement, the Servicing Agreement, the Backup Servicing Agreement, the Intercreditor Agreement, any Vehicle Lienholder Nominee Agreement, and any Originator’s Assignment.
     (l) money or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and
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     (m) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.
     “Collateral Access Agreement” means a landlord waiver or acknowledgement agreement of any lessor or other Person in possession of, having a Lien upon, or having rights or interests in any Collateral or real property interest of Originator, Servicer, Borrower or Parent, in each case, in form and substance satisfactory to Agent and providing, without limitation, that such lessor or other Person in possession recognizes the rights of Agent in the Collateral located at such premises, agrees to notify Agent of a default or termination of the respective lease and to allow Agent to enter the premises upon such default or termination or upon notice of a Default or Event of Default.
     “Collection Account” means the account established by and in the name of Borrower at the Collection Account Bank bearing account number 130039000, the terms and conditions of which are satisfactory to Agent, and subject to the Collection Account Control Agreement.
     “Collection Account Bank” means U.S. Bank National Association or such other bank as is approved in advance by Agent and that enters into a Control Agreement in favor of Agent.
     “Collection Account Control Agreement” means the Control Agreement among Borrower, Agent and the Collection Account Bank that governs the Collection Account.
     “Collection Costs” means, with respect to any Defaulted Contract and subject to the Servicer’s standards of care set forth in the Servicing Agreement, reasonable out-of-pocket costs and expenses incurred by the Servicer (including reasonable attorney’s fees and out-of-pocket expenses) and payable to Persons other than Affiliates in connection with the realization, attempted realization or enforcement of rights and remedies upon such Defaulted Contract.
     “Collection Period” means the period commencing on the first day of a calendar month and ending on the last day of such calendar month. The “related Collection Period” for any Interest Payment Date or Payment Date shall mean the Collection Period ending immediately prior to such Interest Payment Date or Payment Date, respectively.
     “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) paid or received with respect to Borrower’s Contract Assets.
     “Commercial Lease” means a Lease that is not for the agricultural, personal, family or household purposes of the Account Debtor thereon.
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     “Commercial Note Receivable” means a Note Receivable the proceeds of which were not to be used for the agricultural, personal, family or household purposes of the Account Debtor thereon.
     “Commercial Tort Claim Assignment” has the meaning set forth in Section 4.6(b).
     “Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C executed by the chief financial officer of Borrower and an Authorized Person of Servicer and delivered to Agent.
     “Confirmation of Release” means a Confirmation of Release, substantially in the form attached hereto as Exhibit E, executed by National City Bank (or PNC Bank as its successor by acquisition), as agent under the Credit Agreement dated July 31, 2006, releasing all of its interest in the Collateral.
     “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of the applicable Person on the effective date of this Agreement or (b) any individual who becomes a member of the Board of Directors after the effective date of this Agreement, if such individual was either (i) elected solely on account of the voting Stock held by the Permitted Holders or (ii) appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office on the effective date of this Agreement in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.
     “Contract” means, as of any date of determination, a Lease or Note Receivable originated or acquired by Originator, sold to Borrower and pledged to the Agent in accordance with the Loan Documents, provided that from and after the date that such Contract is repurchased or released from the lien of this Agreement in accordance with the requirements hereof, such Contract shall no longer constitute a “Contract”.
     “Contract Assets” means collectively, as of any date of determination, (a) each Contract that is listed on a Contract Schedule, (b) Borrower’s interest in the Equipment related thereto and any other assets provided as security therefore, (c) all scheduled payments due under the Contract after the Cutoff Date and all insurance, recovery and residual proceeds realized with respect to a Contract and the related Equipment, (d) all other agreements or documents required to be included in the related Contract File, and (e) any and all income and proceeds of any of the foregoing.
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     “Contract Data Tape” means an electronic file containing data regarding each of the Contract Assets, including but not limited to (i) the information with respect to each Contract set forth in the Contract Schedule along with a detailed list of the Account Debtors and their contact information, (ii) any other information necessary to compute compliance with the eligibility criteria herein, (iii) information regarding Collections with respect to such Contract Assets in the most recent Collection Period, (iv) such other information as is required by the Backup Servicer under the Backup Servicing Agreement and (v) such other information as is requested by the Agent in its Permitted Discretion.
     “Contract File” has the meaning set forth in the Custodian Agreement.
     “Contract Schedule” has the meaning set forth in the Custodian Agreement.
     “Control Agreement” means a blocked account agreement or other control agreement, in form and substance satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
     “Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.
     “Custodial Receipt and Report” has the meaning set forth in the Custodian Agreement.
     “Custodian” means U.S. Bank National Association, or such other custodian for the tangible Collateral as is approved by Agent.
     “Custodian Agreement” means the custodian agreement among Borrower, Custodian and Agent, in form and substance satisfactory to Agent.
     “Custodian Fees” has the meaning set forth in the Custodian Agreement.
     “Cutoff Date” means, as to each Contract, the day before the Funding Date for such Contract.
     “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
     “Data Fields” has the meaning set forth in the Servicing Agreement.
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     “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
     “Defaulted Contract” means any Contract that is more than 91 days past due or that has otherwise been charged off or the related Equipment repossessed.
     “Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.
     “Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and thereafter (b) the interest rate then applicable to Advances.
     “Default Ratio” means, as of any date of determination, the percentage arrived at by dividing (a) the sum of (i) the book value of all Leases that are Defaulted Contracts as of the close of the most recent Collection Period, plus (ii) the unpaid principal amount of all Notes Receivable that are Defaulted Contracts as of the close of the most recent Collection Period by (b) the Borrower’s Portfolio Balance as of the close of the most recent Collection Period.
     “Delinquent Contract” means any Contract that is more than 61 days past due.
     “Delinquency Ratio” means, as of any date of determination, the percentage arrived at by dividing (a) the sum of (i) the book value of all Leases that are Delinquent Contracts as of the close of the most recent Collection Period, plus (ii) the unpaid principal amount of all Notes Receivable that are Delinquent Contracts as of the close of the most recent Collection Period by (b) the Borrower’s Portfolio Balance as of the close of the most recent Collection Period.
     “Deposit Account” means any deposit account (as that term is defined in the Code).
     “Designated Account” means the Deposit Account of Borrower identified on Schedule D-1.
     “Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.
     “Designated Account Control Agreement” means the Control Agreement among Borrower, Agent and the Designated Account Bank that governs the Designated Account.
     “Direct Acquisition Costs” with respect to a Note Receivable means “direct loan origination costs of a completed loan” as that term is defined in Statement of Financial Accounting Standards (“FASB”) No. 91, dated December 1986, issued by the Financial Accounting Standards Board, as amended from time to time.
     “Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.
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     “Dollars” or “$” means United States dollars.
     “EBITDA” means with respect to the Servicer Group and any measurement period, Net Income minus non-cash extraordinary gains, plus non-cash extraordinary losses, minus non-cash interest income on Investments other than loans, leases and conditional sale contracts entered into or acquired in the ordinary course of business, plus Interest Expense (computed without deduction for any paid-in-kind interest expense for such period), plus federal, state and local income taxes, plus depreciation and amortization for such period, plus non-cash compensation expense, minus cash paid with respect to non-cash compensation expensed in a prior period, minus non-cash income from derivatives to the extent included in Net Income, plus non-cash charges from derivatives to the extent included in Net Income, in each case as determined in accordance with GAAP.
     “Eligible Lease” means a Commercial Lease providing for the lease of Equipment and evidencing the legally enforceable obligation of the Account Debtor thereon to make payments to Borrower pursuant to the terms thereof, that complies with each of the representations and warranties respecting Eligible Leases made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Notes Receivable; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion.
     “Eligible Notes Receivable” means those Commercial Notes Receivable that comply with each of the representations and warranties respecting Eligible Notes Receivable made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be modified from time to time by Agent in Agent’s Permitted Discretion.
     “Eligible Leases” and “Eligible Notes Receivable” shall not include:
     (a) any Lease or Note Receivable that is not a Commercial Lease or a Commercial Note Receivable originated or acquired by Originator and acquired by Parent and then Borrower in the ordinary course of their respective businesses, and each Note Receivable that does not evidence a loan made by Originator and acquired by Parent and Subsidiary in the ordinary course of their respective businesses;
     (b) any Lease or Note Receivable that does not represent a valid and binding obligation enforceable in accordance with its terms for the amounts due therein without defense (whether actual or alleged);
     (c) any Lease or Note Receivable that is not documented on an Approved Form, that was not originated in conformance with the Required Procedures or that was not serviced in accordance with Required Procedures prior to the date of its acquisition by Borrower;
     (d) any Lease or Note Receivable payable other than in U.S. Dollars or with respect to which the property subject to the Lease or securing the Note Receivable is not located in the United States;
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     (e) any Lease or Note Receivable with respect to which the Account Debtor (i) does not maintain a material presence and office in the United States or Puerto Rico, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;
     (f) any Lease or Note Receivable that does not constitute freely transferable Chattel Paper or a negotiable instrument;
     (g) any Lease that is not accounted for as a direct finance lease or does not evidence a triple-net, full payout, non-cancelable obligation of the Account Debtor with respect thereto, with no contingencies, except that any such non-Eligible Leases up to 15% of Borrower’s Portfolio Balance as of any date of determination shall be Eligible Leases for purposes of this clause (g) if such Leases are comprised of Leases on generic equipment (such as copiers and other office equipment) providing for fair market value purchase options at the end of the term of the Lease;
     (h) any Lease or Note Receivable that is extended, modified, restated or amended at any time except that up to 7.5% of Borrower’s Portfolio Balance as of any date of determination may be comprised of Leases and Notes Receivable that have been extended, modified, restated or amended and, provided further, no Lease or Note Receivable that has been extended, modified, restated or amended in a manner that is not in compliance with the Required Procedures may be included;
     (i) any Lease or Note Receivable that does not comply in all respects with all applicable federal, state and local laws and regulations, including usury, equipment rental, personal property broker and/or credit disclosure laws and regulations;
     (j) any Lease or Note Receivable with respect to which the Account Debtor is located in a state or jurisdiction (e.g., Alabama, New Jersey, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless Borrower or Servicer has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that Borrower or Servicer may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any material cost or penalty viewed by Agent to be significant in amount, and such later qualification by Borrower or Servicer cures any access to such courts to enforce payment of such Account;
     (k) any Lease or Note Receivable that covers property located in a jurisdiction where Borrower is required to hold a valid permit or license to conduct its business, unless Agent has received satisfactory evidence of (i) the issuance of such permit or license, or (ii) the application for such permit or license; provided, that if such permit or license is not issued within thirty (30) days after application therefore, each such Lease and each such Note Receivable shall not be eligible hereunder until such permit or license is issued;
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     (l) any Lease or Note Receivable with respect to which any contractually required payment is past due by more than ninety (90) days;
     (m) any Lease or Note Receivable with respect to which the first contractually required payment is not made by the first due date under such Lease or Note Receivable;
     (n) any Lease or Note Receivable that (i) does not provide for regularly scheduled payments payable at least monthly (commending within ninety (90) days of lease or loan inception) or (ii) does not provide for regularly schedule payments payable at least quarterly (but not monthly) (commencing within ninety (90) days of lease or loan inception) provided, that not more than seven and a half percent (7.5%) of Borrower’s Portfolio Balance as of any date of determination may be comprised of Leases and Notes Receivable that provide regularly scheduled payments payable at least quarterly;
     (o) any Lease or Note Receivable that has (i) an original term greater than seventy two months (72) months and (ii) an original term greater than sixty three (63) months and that when added to all other Leases and Notes Receivable in Borrower’s Portfolio Balance with an original term greater than 63 months as of any date of determination would cause Leases and Notes Receivable with an original term greater than 63 months to exceed five percent (5%) of Borrower’s Portfolio Balance;
     (p) any Lease or Note Receivable that when added to all other Leases and Notes Receivable in Borrower’s Portfolio Balance would cause the remaining average term of all Leases and Notes Receivable in Borrower’s Portfolio Balance to exceed (i) fifty four (54) months on the Closing Date and at any time during the first six (6) months after the Closing Date, (ii) fifty two (52) months at any time during the seventh (7th) through twelfth (12th) months after the Closing Date, or (iii) fifty (50) months any time after the first anniversary of the Closing Date;
     (q) any Lease or Note Receivable that when added to Borrower’s Portfolio Balance would cause the sum of the Net Investment in all Leases plus the outstanding principal balance of all Notes Receivable that are permitted to be included in Borrower’s Portfolio Balance as of any date of determination, when divided by the number of all Leases and Notes Receivable in Borrower’s Portfolio Balance as of such date of determination to exceed $50,000;
     (r) any Lease or Note Receivable of any single Account Debtor to the extent that the Net Investment therein or the outstanding principal balance thereof, as applicable, when added to the sum of (i) the Net Investment in all other Leases of such Account Debtor and its Affiliates that are permitted to be included in Borrower’s Portfolio Balance plus (ii) the then-outstanding principal balance of all other Notes Receivable of such Account Debtor and its Affiliates that are permitted to be included in Borrower’s Portfolio Balance, exceeds two and a half percent (2.5%) of Borrower’s Portfolio Balance as of any date of determination;
     (s) the smallest Lease(s) or Notes Receivable of the top ten (10) Account Debtors to the extent that the Net Investment therein or the outstanding principal balance thereof, as applicable, when added to the sum of the Net Investment in all other Leases and outstanding
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principal balance of all other Notes Receivable of such top 10 Account Debtors and their Affiliates that are permitted to be included in Borrower’s Portfolio Balance exceeds fifteen percent (15)% of Borrower’s Portfolio Balance as of any date of determination;
     (t) the smallest Lease(s) or Notes Receivable of an Account Debtor located in a particular state to the extent that the Net Investment therein or the outstanding principal balance thereof, as applicable, when added to the sum of the Net Investment in all other Leases and the then-outstanding principal balance of all other Notes Receivable of Account Debtors located in such state that are permitted to be included in Borrower’s Portfolio Balance exceeds ten percent (10)% of Borrower’s Portfolio Balance as of any date of determination, except that in the case of Account Debtors located in California, the Net Investment in Leases and the outstanding principal balance of Notes Receivable for such Account Debtors may not exceed 17.5% of Borrower’s Portfolio Balance as of any date of determination;
     (u) any Lease or Note Receivable related to a particular franchise to the extent that the Net Investment therein or the outstanding principal balance thereof, as applicable, when added to the sum of the Net Investment in all other Leases and the then-outstanding principal balance of all other Notes Receivable related to such franchise that are permitted to be included in Borrower’s Portfolio Balance, exceeds five percent (5)% of Borrower’s Portfolio Balance as of any date of determination;
     (v) any Lease or Note Receivable with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or an employee or agent of any Affiliate of Borrower, or a member of the family of any of the foregoing;
     (w) any Lease or Note Receivable with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States, or (ii) any state of the United States;
     (x) any Lease or Note Receivable with respect to which the Account Debtor is a creditor of Borrower, has a right of setoff or counterclaim, or has asserted a right of setoff or counterclaim, or has disputed its obligation to pay all or any portion of the Lease or Note Receivable, to the extent of such claim, right of setoff, or dispute;
     (y) any Lease or Note Receivable with respect to which the Account Debtor is subject to an existing Insolvency Proceeding or the collection of which Borrower knows to be doubtful by reason of the Account Debtor’s financial or other condition and for which Borrower has or expects to take reserves or to classify the Lease or Note Receivable as charged off in accordance with its Required Procedures;
     (z) any Lease or Note Receivable originally underwritten with respect to used Equipment or Inventory except that up to seven and a half percent (7.5%) of Borrower’s Portfolio Balance as of any date of determination may be comprised of Leases and Notes Receivable originally underwritten with respect to used Equipment or Inventory;
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     (aa) any Lease or Note Receivable that covers or is secured by a particular type of Equipment or Inventory, to the extent that the Net Investment in such Lease or the outstanding principal amount of such Note Receivable, as applicable, when added to the Net Investment in all other Leases and the then-outstanding principal amount of all other Notes Receivable included in Borrower’s Portfolio Balance on the date of determination that cover or are secured by the same type of Equipment or Inventory, exceeds twenty percent (20%) of Borrower’s Portfolio Balance on such date of determination;
     (bb) any Lease or Note Receivable that covers or is secured by Equipment or Inventory from a particular Vendor, to the extent that the Net Investment in such Lease or the outstanding principal amount of such Note Receivable, as applicable, when added to the Net Investment in all other Leases and the then-outstanding principal amount of all other Notes Receivable included in Borrower’s Portfolio Balance on the date of determination that cover or are secured by Equipment or Inventory from the same Vendor, exceeds twenty percent (20%) of the Borrower’s Portfolio Balance on such date of determination;
     (cc) (i) all Leases of Equipment or Inventory consisting of a motorized vehicle and (ii) any Note Receivable secured by a motorized vehicle unless the certificate of title and related lien notation document (or similar documentation required by the applicable governmental authority) relating to such Note Receivable is held by either the Custodian for the benefit of Agent, or the nominee specified in an applicable Vehicle Lienholder Nominee Agreement for the benefit of Agent (in each case, subject to such delivery periods as are permitted under the Custodian Agreement);
     (dd) any Lease or Note Receivable that is not subject to a valid and perfected first priority Agent’s Lien;
     (ee) any Lease or Note Receivable in which a participating interest therein has been transferred or assigned to any Person, other than Agent; and
     (ff) any Lease or Note Receivable for which the unpaid balance thereof or any other material information relating thereto as reported to Agent is not true and correct.
     Without limiting the foregoing, Agent retains the right at any time and from time to time to modify any standards of eligibility set forth in this definition of “Eligible Lease” and “Eligible Note Receivable” and to establish reserves against valuation hereunder. Notwithstanding the eligibility requirements defined herein, Agent, at Borrower’s request, will review specific Leases and Notes Receivable that may not meet the eligibility criteria for inclusion in the Borrowing Base.
     “Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $1,000,000,000, provided, that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance
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company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $1,000,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved solely by Agent.
     “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.
     “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health or safety, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
     “Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
     “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
     “Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm
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products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
     “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).
     “Event of Default” has the meaning set forth in Section 8.
     “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
     “Executive Officer” means each of the following individuals: Crit DeMent, Miles Herman, Robert K. Moskovitz and David H. English, and any replacement Executive Officer approved in accordance with the terms herein.
     “Filing Authorization Letter” means a letter duly executed by each of Borrower, Parent and Originator authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents.
     “Finance Lease” means a finance lease (as that term is defined in the Code).
     “Foothill Fee Letter” means that certain fee letter, dated as of February 9, 2009, among Borrower, Parent and Agent, in form and substance satisfactory to Agent.
     “Funding Date” means the date on which a Borrowing occurs.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
     “General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other
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rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, commercial tort claims, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.
     “Governing Documents” means, with respect to any Person, the certificate organization, articles of incorporation or similar formation document and the by-laws or other organizational agreements of such Person.
     “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
     “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
     “Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Borrower or any of its Subsidiaries, on forms and with terms satisfactory to Agent in its Permitted Discretion, that provide for interest rate swaps, caps, floors, or collars, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest rates.
     “Hedge Provider” means Wells Fargo or its Affiliates or any replacement hedge provider(s) selected by the Borrower and reasonably acceptable to the Agent, provided that (a) unless Agent agrees otherwise, on the date of entering into any Hedge Agreement in connection with funding any pool of Contracts hereunder, such replacement provider is Independent of the Borrower and has a long-term unsecured debt rating of at least A- by S & P and at least A3 by Moody’s and (b) in the Hedge Agreement, the replacement provider agrees to the pledge of the rights of the Borrower thereunder to the Agent.
     “Holdout Lender” has the meaning set forth in Section 15.2(a).
     “Indebtedness” means as to any Person the sum as of any date of determination of (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of
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credit, bankers acceptances, interest rate swaps, or other financial products, (iii) all obligations as a lessee under Capital Leases, (iv) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (v) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (vi) all obligations owing under Hedge Agreements, and (vii) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (vi) above.
     “Indemnified Liabilities” has the meaning set forth in Section 11.3.
     “Indemnified Person” has the meaning set forth in Section 11.3.
     “Independent” means, when used with respect to any specified Person means such a Person, who (a) is in fact independent of the Borrower, Parent, and all members of the Servicer Group, (b) does not have a direct or any known indirect financial interest in the Borrower, Parent or any member of the Servicer Group, (c) is not connected with the Borrower, Parent or members of the Servicer Group as an officer, employee, promoter, underwriter, trustee, partner, director, customer, supplier or person performing similar functions, (d) is not a person controlling or under common control with any such stockholder, customer, supplier or other person, and (e) is not a member of the immediate family of any such stockholder, director, officer, employee, customer, supplier or other person.
     “Initial Direct Costs” with respect to a Lease means “initial direct costs” as that term is defined in Statement of Financial Accounting Standards (“FASB”) No. 91, dated December 1986, issued by the Financial Accounting Standards Board, as amended by FASB 98, dated May 1988.
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
     “Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.
     “Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of April 18, 2005, among the Servicer, the Originator, other LEAF entities named therein or added by joinder thereto (including Parent and Borrower), Secured Party and other lenders named therein or joined as parties (including Agent), and U.S. Bank National Association.
     “Interest Expense” means for any measurement period of the Servicer Group (i) the aggregate of the interest expense and fees for such period including the portion of capitalized
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leases allocable to interest expense, plus (ii) any payments made in respect of hedging liabilities for such period, minus (iii) the sum of any paid-in-kind interest expenses for such period, all as determined on a consolidated basis in accordance with GAAP and without duplication.
     “Interest Payment Date” means, (i) absent an Event of Default, the second (2nd) day of each month or, if such day is not a Business Day, the next succeeding Business Day and (ii) if an Event of Default has occurred and is continuing, any date or dates specified by the Agent for the application and disbursement of Collections and other proceeds of the Collateral to the payment of interest and fees accrued under this Agreement, provided that the first Interest Payment Date shall be March 2, 2009.
     “Interest Period” means an accrual period commencing on the first day of a month and ending on the last day of such month.
     “Inventory” means inventory (as that term is defined in the Code), including any property subject to a Lease and any property obtained by Borrower by repossession, foreclosure or otherwise realizing upon a Lease.
     “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commissions, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
     “Investment Property” means investment property (as that term is defined in the Code).
     “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
     “Joinder Agreement” means the Counterpart to Amended and Restated Intercreditor Agreement of even date herewith, by Agent and acknowledged by Borrower and Parent.
     “Lease” means a lease agreement evidencing a lease of personal property by Borrower or any of its Subsidiaries, as lessor.
     “Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.
     “Lender Group” means, individually and collectively, each of the Lenders and Agent.
     “Lender Group Expenses” means all reasonable invoiced (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Servicer, Originator, Parent, Borrower or their Affiliates under any of the Loan Documents that are paid, advanced, or incurred by the
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Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Servicer, Originator, Parent, Borrower or their Affiliates, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including, after an Event of Default, collateral appraisals or business valuations), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks from Borrower, its Affiliates or any Account Debtor, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Servicer, Originator, Parent, Borrower or their Affiliates, other than claims or suits arising from gross negligence of a member of the Lender Group, (h) Agent’s and each Lender’s reasonable costs and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Servicer, Originator, Parent, Borrower or their Affiliates or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.
     “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
     “Leverage Ratio” means, as to Borrower and its Subsidiaries as of any date of determination, a ratio of (a) the outstanding amount of all debt of Borrower and its Subsidiaries (as it appears in Borrower’s financial statements) as of such date less all of their Unrestricted Cash as of such date to (b) the Tangible Net Worth of the Borrower and its Subsidiaries as of such date.
     “LIBOR Rate” means, for an Interest Period the rate for deposits in U.S. Dollars for a period of 90 days in the amount of $1,000,000 which appears on the Telerate Page 3750 or similar Bloomberg terminal page as of 11:00 am, New York time, on the day that is two (2) Business Days preceding the related Interest Period; provided, however, that if such rate cannot be derived using those methods, it will be determined by Agent in accordance with its customary procedures, and utilizing such electronics or other quotation sources as it considers appropriate.
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     “LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.
     “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.
     “Loan Account” has the meaning set forth in Section 2.9.
     “Loan Documents” means this Agreement, the Purchase and Contribution Agreement, the Originator Assignment(s), the Servicing Agreement, the Backup Servicing Agreement, the Vehicle Lienholder Nominee Agreement, the Intercreditor Agreement, the Lockbox Control Agreement, the Collection Account Control Agreement, any other Control Agreement, the Closing Certificates, all Confirmations of Release, the Opinion Certificates, the Disbursement Letter, the Foothill Fee Letter, the U.S. Bank Fee Letter, any Bank Product Agreements, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Originator, Servicer, Parent, Borrower or any of their Subsidiaries and the Lender Group in connection with this Agreement.
     “Lockbox Account” means the cash management account established by and in the name of Servicer at the Lockbox Bank bearing account number 153910088597, the terms and conditions of which are satisfactory to Agent.
     “Lockbox Bank” means U.S. Bank National Association.
     “Lockbox Control Agreement” means that certain the Lockbox Agency and Control Agreement, dated as of July 31, 2006, among the Servicer, the Originator, U.S. Bank National Association, as Lockbox Bank and Lockbox Agent, and National City Bank (or PNC Bank as its successor by acquisition), as Secured Party along with the Treasury Management Services Terms and Conditions in effect with respect thereto.
     “Managed Portfolio” means the sum of (a) the aggregate book value of all equipment leases and (b) the aggregate unpaid principal amount of all notes receivable and similar equipment finance contracts that are serviced by the Servicer or any Affiliate of the Servicer that services equipment finance contracts similar to the Leases and Notes Receivable.
     “Manager” means LEAF Asset Management, LLC, a Delaware limited liability company and wholly owned, indirect subsidiary of Resource America, Inc.
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     “Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Servicer Group, the Parent, or the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any of the Originator, Servicer, Parent, or Borrower and its Subsidiaries to perform their respective obligations under the Loan Documents to which any is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) any impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral.
     “Maturity Date” has the meaning set forth in Section 3.4.
     “Maximum Revolver Amount” means the lesser of (a) Seventy Five Million Dollars ($75,000,000) and (b) the applicable amount set forth in the chart below:

As of:	Amount:
Initial Funding Date	$30,500,000
February 28, 2009	$36,000,000
March 31, 2009	$42,000,000
April 30, 2009	$48,000,000
May 31, 2009	$54,000,000
June 30, 2009	$60,000,000
July 31, 2009	$66,000,000
August 31, 2009	$72,000,000
September 30, 2009 and thereafter	$75,000,000
     “Minimum Funding Amount” means (i) $15,000,000 on the initial Funding Date and the next 90 days thereafter, (ii) $25,000,000 on the 91st day after the Closing Date through the 180th day after the Closing Date, and (iii) $35,000,000 at all times thereafter.
     “Monthly Servicing Report” has the meaning set forth in the Servicing Agreement.
     “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent, that encumber the Real Property Collateral, if any.
     “Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and Chattel Paper (including electronic chattel paper and tangible chattel paper) and any and all supporting obligations in respect thereof.
     “Net Income” means, for any period, the consolidated net earnings (or loss), as determined in accordance with GAAP.
     “Net Investment” means, as of any date of determination
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     (a) in or with respect to a Lease (i) the unpaid amount of the total minimum lease payments owing on such Lease, plus (ii) the Initial Direct Costs for such Lease, not in excess of the lesser of (A) three percent (3.0%) of the original equipment cost relating to such Lease, as amortized in accordance with GAAP and (B) the percentage such that the total Initial Direct Cost for all Leases does not exceed 2.5% of the total original equipment cost for all Leases, minus (iii) unearned income included in such lease payments, minus (iv) taxes (other than those included or includible in Initial Direct Costs or original equipment cost), insurance and maintenance payments included in such lease payments and any profit thereon, minus (v) booked residual value or other residual payments payable at the end of the lease term for such Lease, and minus (vi) any and all security deposits and advance payments made in connection with such Lease to the extent otherwise included in Net Investment for such Lease; and
     (b) in or with respect to a Note Receivable, (i) the aggregate unpaid principal amount of such Eligible Note Receivable on such date, minus (ii) all capitalized points and fees included in such principal amount, plus (iii) Direct Acquisition Costs for each such Eligible Note Receivable, not in excess of the lesser of (A) three percent (3.0%) of the original principal balance of such Eligible Note Receivable, as amortized in accordance with GAAP and (B) the percentage such that the average Direct Acquisition Cost for all Eligible Notes Receivable does not exceed 2.5% of the original principal amount of all Eligible Notes Receivable, minus (iii) any and all advance payments made in connection with such Eligible Notes Receivable to the extent otherwise included in Net Investment for such Note Receivable.
     “Note Receivable” means a promissory note evidencing a commercial loan made by Borrower or a conditional sale contract evidencing an obligation to pay the Borrower the contract price set forth therein, in each case secured by a first-priority lien on personal property owned by the maker of such note or buyer of such property, the proceeds of such loan or contract used or to be used for commercial purposes only.
     “Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Foothill Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower or any of its Subsidiaries to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower or any of its Subsidiaries is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, supplements, restatements or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
     “OFAC” means the United States Department of Treasury, Office of Foreign Assets Control.
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     “One-Time Successor Fee” has the meaning set forth in the Backup Servicing Agreement.
     “Original Contract” has the meaning set forth in the Custodian Agreement.
     “Originating Lender” has the meaning set forth in Section 14.1(e).
     “Originator” means LEAF Funding, Inc., a Delaware corporation that is a wholly owned subsidiary of LEAF Financial Corporation.
     “Originator Assignments” means each agreement by which Originator sells, assigns, transfers and conveys absolutely to Parent various Leases, Notes Receivable and related assets and rights, substantially in the form attached hereto as Exhibit D.
     “Overadvance” has the meaning set forth in Section 2.4.
     “Participant” has the meaning set forth in Section 14.1(e).
     “Payment Date” means (i) absent an Event of Default, the eighteenth (18th) day of each month or, if such day is not a Business Day, the next succeeding Business Day and (ii) if an Event of Default has occurred and is continuing, any date or dates specified by the Agent for the application and disbursement of Collections or other proceeds of the Collateral in accordance with this Agreement; provided that the first Payment Date will be March 18, 2009.
     “Patriot Act” has the meaning set forth in Section 17.9.
     “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender under similar circumstances) business judgment.
     “Permitted Dispositions” means:
     (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business;
     (b) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
     (c) sales or exchanges of Contracts and related Contract Assets to Parent or to Servicer in connection with a repurchase or substitution transaction that is otherwise required or permitted under Section 4.9 hereof, the Purchase and Contribution Agreement or the Servicing Agreement so long as (i) Parent or Servicer, as applicable, has deposited the Repurchase Price in the Collection Account or assigned substitute Contract Assets to Borrower having a Net Investment amount that is at least equivalent to such Repurchase Price to Borrower and (ii) Servicer and Borrower have provided a Borrowing Base Certificate that reports on the status of the Borrowing Base both before and after giving effect to such repurchase or substitution;
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     (d) sales of Leases and related Contract Assets by Borrower to a Person that is not an Affiliate of Borrower so long as (i) such Leases have been originated and underwritten in accordance with the Required Procedures, (ii) no Event of Default has occurred and is continuing or would result therefrom, and (iii) either (A) (I) Borrower receives not less than 100% of the total Net Investment of the subject Leases, (II) the percentage of Borrower’s Leases represented by Leases with payments more than 30 days past due immediately after giving effect to the proposed sale is not more than the percentage of Borrower’s Leases represented by Leases with payments more than 30 days past due immediately prior to the sale, and (III) the proceeds of the sale are paid to the Agent and applied to the outstanding Obligations in accordance with the provisions hereof, or (B) Borrower has submitted a written request to Agent relative to the Leases that it proposes to sell and Agent, in its Permitted Discretion, has approved in writing the sale of the subject Leases free and clear of the Liens of Agent; and
     (e) sales of Notes Receivable and related Contract Assets by Borrower to a Person that is not an Affiliate of Borrower so long as (i) such Notes Receivable have been originated and underwritten in accordance with the Required Procedures, (ii) no Event of Default has occurred and is continuing or would result therefrom, and (iii) either (A) (I) Borrower receives not less than 100% of the total unpaid principal balance of the subject Notes Receivable, (II) the percentage of Borrower’s Notes Receivable represented by Notes Receivable with payments more than 30 days past due immediately after giving effect to the proposed sale is not more than the percentage of Borrower’s Notes Receivable represented by Notes Receivable with payments more than 30 days past due immediately prior to the sale, and (III) the proceeds of the sale are paid to the Agent and applied to the outstanding Obligations in accordance with the provisions hereof, or (B) Borrower has submitted a written request to Agent relative to the Notes Receivable that it proposes to sell and Agent, in its Permitted Discretion, has approved in writing the sale of the subject Notes Receivable free and clear of the Liens of Agent.
     “Permitted Holder” means Resource America, Inc., any of its majority owned and controlled direct or indirect Subsidiaries, each Executive Officer and any other executive officer of Resource America, Inc. as of the Closing Date.
     “Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries.
     “Permitted Liens” means (a) Liens held by Agent, for the benefit of the Lender Group or any Bank Product Provider, (b) Liens for unpaid taxes, assessments, levies, fees and other similar governmental charges that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset
Loan and Security Agreement — Page 27

purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of landlords, carriers, mechanics or materialmen incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure leases incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (i) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, and (l) the rights of an Account Debtor under its Lease or Note Receivable.
     “Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided, that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.
     “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $10,000.
     “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
     “Projections” means a Person’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
     “Pro Rata Share” means, as of any date of determination:
     (a) with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,
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     (b) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate amount of Revolver Commitments of all Lenders; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances, by (B) the outstanding principal amount of all Advances.
     “Purchase Date Notice” means a Purchase Date Notice, substantially in the form of Exhibit A to the Purchase and Contribution Agreement.
     “Purchase and Contribution Agreement” means the Purchase and Contribution Agreement, dated the date of this Agreement, between Parent and Borrower.
     “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
     “Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.
     “Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower or its Subsidiaries.
     “Real Property Collateral Pledge” has the meaning set forth in Section 4.6(c).
     “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
     “Recoveries” means, for any Collection Period occurring after the date on which any Lease or Note Receivable becomes a Defaulted Contract and with respect to such Defaulted Contract, all payments that the Servicer received from or on behalf of an Account Debtor during such Collection Period in respect of such Defaulted Contract, a related security deposit, if any, deposited in the Collection Account, or from liquidation or re-leasing of the related Equipment, including scheduled payments.
     “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.
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     “Replacement Lender” has the meaning set forth in Section 15.2(a).
     “Report” has the meaning set forth in Section 16.17(a).
     “Reporting Date” means the thirteenth (13th) day of each month or, if such day is not a Business Day, the next succeeding Business Day.
     “Repurchase Price” means, as of any Repurchase Date, 100% of the following amount (a) with respect to a Lease (i) the Net Investment in such Lease, plus (ii) taxes (other than those included or includible in Initial Direct Costs or original equipment cost), insurance and maintenance payments included in the book value for such Lease and any profit thereon, plus (iii) booked residual value or other residual payments payable at the end of the lease term for such Lease, plus (iv) any and all security deposits and advance payments made in connection with such Lease; and (b) in or with respect to a Note Receivable (i) the Net Investment in such Note Receivable, plus (ii) all capitalized points and fees included in the principal amount for such Note Receivable plus (iii) any and all advance payments made in connection with such Note Receivable.
     “Request for Release” means a request for release of Contract Assets substantially in the form attached as an exhibit to the Custodian Agreement.
     “Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (b) of the definition of Pro Rata Shares) equal or exceed 50.1%, but not fewer than two Lenders at any time that two or more Lenders have Commitments hereunder.
     “Required Procedures” means, (a) with respect to the Originator or initial Servicer or any Affiliate thereof, the underwriting and credit policies and the procedures governing use of the Approved Forms, used by such Persons with respect to the origination, funding and servicing of Leases and Notes Receivable, as attached to the Closing Certificate, together with such changes and modifications made thereto from time to time with advance written notice to Agent, provided, that no material changes or modifications shall be implemented or become effective unless and until approved by Agent in advance in its Permitted Discretion, and (b) with respect to any Successor Servicer, the policies and procedures that such servicer uses with respect to servicing receivables similar to the Leases and the Notes Receivable that it holds for its own or an Affiliate’s account.
     “Reserve Percentage” means, on any day, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Agent, but so long as Agent is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
     “Residual Realization Report” shall mean a report in form, substance and detail acceptable to Agent, setting forth the following information together with such other and
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additional information as may be requested by Agent, in each instance as of and for the applicable period ending on the date of such report: (a) the booked residual value of all Leases as of the date of such report; (b) a schedule of Leases terminated during the applicable period and setting forth (i) those Leases for which residual options were exercised during the applicable period together with a statement of the dollar amount received, or contemplated to be received, by Borrower due to such exercise and any variation from Borrower’s booked residual value as reported to Agent during prior periods and (ii) those Leases for which residual options were not exercised and identifying the booked residual value associated with such Leases; (c) a schedule detailing off-lease residual value recovered by Borrower during the applicable period; and (d) a schedule of inventory held by, or for the benefit of, Borrower off lease due to the termination of Leases without exercise of residual options, together with an aging of such inventory.
     “Restricted Payments” means (a) any dividend or other distribution, in cash or other property, direct or indirect, on account of any class of Stock issued by Borrower, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Stock issued by Borrower, now or hereafter outstanding, (c) any payment made to retire, or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock issued by Borrower, now or hereafter outstanding, or (d) any payment or prepayment of principal, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or any Indebtedness owing to a holder of Stock issued by Borrower or an Affiliate of a holder of Stock issued by Borrower, to the extent such action would cause a net reduction in the principal amount of Subordinated Debt or other Indebtedness outstanding on the first day of the calendar quarter in which such action is taken; provided, that, any conversion or exchange of Subordinated Debt for any Stock issued by Borrower or exchange of any Stock for any other Stock shall not be considered a “Restricted Payment” hereunder.
     “Restricted Person” means any Person listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC and/or the United States Department of the Treasury, or identified in any related executive orders issued by the President of the United States.
     “Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.
     “Revolver Usage” means, as of any date of determination, the aggregate amount of outstanding Advances.
     “Sanctioned Entity” means any organization subject to sanctions issued by OFAC.
     “Sanctioned Person” means any Person subject to sanctions issued by OFAC.
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     “SEC” means the United States Securities and Exchange Commission and any successor thereto.
     “Securities Account” means a securities account (as that term is defined in the Code).
     “Security Deposit Holding Account” means the account established in the name of the Borrower at the Security Deposit Holding Account Bank bearing account number 130039003, the terms and conditions of which are satisfactory to Agent, and which account is subject to the Security Deposit Holding Account Agreement.
     “Security Deposit Holding Account Bank” means U.S. Bank National Association or such other bank as is approved in advance by Agent and that enters into a Control Agreement in favor of Agent.
     “Security Deposit Holding Account Control Agreement” means the Control Agreement among Borrower, Agent and the Security Deposit Holding Account Bank that governs the Security Deposit Holding Account.
     “Servicer” means LEAF Financial Corporation, a Delaware corporation and indirect majority owned subsidiary of Resource America, Inc.
     “Servicer Default” has the meaning set forth in the Servicing Agreement.
     “Servicer Group” means Servicer, its consolidated Subsidiaries and Manager.
     “Servicer Termination Event” has the meaning set forth in the Servicing Agreement.
     “Servicer’s Static Pool” means with respect to any calendar quarter all equipment leases, notes receivable and similar equipment finance contracts originated during such calendar quarter and included in the Managed Portfolio as of the applicable date of determination.
     “Servicing Agreement” means the Servicing Agreement between Borrower and Servicer, relating to the servicing of the Leases and Notes Receivable.
     “Servicing Fee” means, if LEAF Financial Corporation is the Servicer, one percent (1%) per annum of the monthly average of Borrower’s Portfolio Balance and if any other Person becomes the Successor Servicer, the amount specified in the Backup Servicing Agreement or other instrument of appointment.
     “Settlement” has the meaning set forth in Section 2.2(f)(i).
     “Settlement Date” has the meaning set forth in Section 2.2(f)(i).
     “Solvent” means, with respect to any Person on a particular date, that, such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).
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     “Stock” means all shares, options, warrants, membership interests, partnership interests, ownership interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
     “Subordinated Debt” means (i) in the case of Parent, Borrower and their Subsidiaries, any Indebtedness that is expressly subordinated to the prior payment in full in cash of the Obligations pursuant to a subordination agreement in form and substance acceptable to Agent, having a maturity no earlier than six months after the Maturity Date and which shall be unsecured and otherwise be on terms and conditions acceptable to Agent, (ii) in the case of Parent, shall also include amounts due to Manager or its Affiliates for its fees to the extent subordinate to the interest of Parent’s equity investors, and (iii) in the case of the Servicer Group, any debt that is subject to a subordination agreement, is described in the financial statements of the Servicer Group prepared in accordance with GAAP and where payments under such subordination agreement are either not due before the Maturity Date or if due and paid prior to such date, would not cause the Servicer Group to violate any of its financial covenants set forth in Section 7.19.
     “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
     “Successor Servicer” means any Person appointed by Borrower, with the prior approval of Agent, or appointed by Agent, in accordance with the Loan Documents, to succeed LEAF Financial Corporation as Servicer.
     “Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, document, General Intangible, Note Receivable, instrument, or Investment Property.
     “Swing Lender” means WFF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.2(d).
     “Swing Loan” has the meaning set forth in Section 2.2(d)(i).
     “Takeout Transaction” means any securitization of the Contract Assets outside of the facility described in this Agreement or other sale or refinancing of substantially all the Contract Assets, the proceeds of which are used to make a prepayment on the Obligations.
     “Tangible Net Worth” means, as to any Person as of any date of determination, Total Capital minus all Intangible Assets of such Person.
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     “Taxes” has the meaning set forth in Section 16.11(a).
     “Total Capital” means, as to any Person as of any date of determination, the equity (whether referred to as partners’ capital, paid in capital, retained earnings, or similar entry) shown on such Person’s balance sheet, plus any Subordinated Debt, all as determined on a consolidated basis in accordance with GAAP without any duplication and adjusted to back out any additions or subtractions based on mark-to-market gain or loss under SFAS No. 133.
     “Transition Costs” means the documented out-of-pocket expenses and fees reasonably incurred by a successor Servicer, the Backup Servicer or the Agent in connection with a transfer of servicing under the Servicing Agreement (including, but not limited to, reasonable travel, lodging, postage, counsel fees and expenses of Backup Servicer’s agents).
     “U.S. Bank Fee Letter” means that certain letter agreement dated February 9, 2009, between U.S. Bank National Association and the Servicer regarding the fees of the Backup Servicer and the Custodian.
     “United States” means the United States of America.
     “Unrestricted Cash” means as of any date of determination the amount of a Person’s available balances on deposit in one or more controlled accounts, to the extent such amounts do not represent accrued interest and related fees and expenses designated or necessary for satisfaction of obligations of such Person or any other Person.
     “Vehicle Lienholder Nominee Agreement” means the Vehicle Lienholder Nominee Agreement, dated even date herewith among Originator, Borrower and Agent, in form and substance satisfactory to Agent.
     “Vendor” means any distributor, broker or other referral source to Originator with respect to Equipment that is financed under Leases and Notes Receivables.
     “Voidable Transfer” has the meaning set forth in Section 17.6.
     “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
     “WFF” means WELLS FARGO FOOTHILL, LLC,, a Delaware limited liability company.
     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or “Parent” or “Servicer” is used in respect of a financial covenant or a related definition, it shall be understood to mean such Person and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.
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     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.
     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.
     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2. LOAN AND TERMS OF PAYMENT.
     2.1 Revolver Advances.
     (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount and (ii) the Borrowing Base.
     (b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem commercially necessary or appropriate, against the Borrowing
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Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) to comply with any provision of this Agreement or any other Loan Document, (ii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under Applicable Laws) in and to such item of the Collateral, (iii) valuation of any Lease or Note Receivable, and (iv) in order to assure Availability sufficient to fund Lease or Note Receivable originations in the ordinary course of Borrower’s business as described by Borrower to Agent and to facilitate the orderly wind-down of Borrower’s business following the occurrence of an Event of Default.
     (c) Any reserve established in accordance with Section 2.1(b) and any other adjustment in the Borrowing Base, whether resulting from a revision of the definition of Eligible Lease or Eligible Note Receivable or otherwise, shall become effective immediately upon notice to Borrower of such establishment or adjustment.
     (d) Notwithstanding any other provision herein, the Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.
     (e) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. No prepayment premium shall be applicable to any repayments of Advances, except in connection with the termination of this Agreement as set forth in Section 3.6 hereof.
     2.2 Borrowing Procedures and Settlements.
     (a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request signed by an Authorized Person for Borrower delivered to Agent (a “Borrowing Request”). Such Borrowing Request must be received by Agent no later than 12:00 p.m. (New York time) on the Business Day prior to the date that is the requested Funding Date, must (i) specify the amount of such Borrowing and the requested Funding Date, which shall be a Business Day and (ii) certify that all conditions to such Borrowing have been satisfied; provided, however, that in the case of a request for a Swing Loan, such Borrowing Request will be timely received if it is received by Agent no later than 1:00 p.m. (New York time) on the Business Day that is the requested Funding Date. At Agent’s election, in lieu of delivering a Borrowing Request, so long as no additional Contracts are being added to the Borrowing Base, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing by delivery of an executed Borrowing Request within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity
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of the request. Submission of a request for an Advance hereunder shall obligate Borrower to pay interest on such Advance in accordance with this Agreement from the date the proceeds of such Advance are made available to Borrower.
     (b) Agent’s Election. Promptly after receipt of a request for Borrowing, Agent shall elect, in its Permitted Discretion, (i) to have the terms of Section 2.2(c) apply to such requested Borrowing, or (ii) to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.2(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.2(d), Agent shall elect to have the terms of Section 2.2(c) apply to such requested Borrowing.
     (c) Making of Advances.
     (i) In the event that Agent shall elect to have the terms of this Section 2.2(c) apply to a requested Borrowing, then promptly after Agent’s receipt of a request for Borrowing, Agent shall notify the Lenders, not later than 1:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 11:00 a.m. (New York time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.2(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
     (ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 9:00 a.m. (New York time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such
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Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.
     (iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) without any premium or penalty of any kind whatsoever; provided, however, that any such
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assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.
     (d) Making of Swing Loans.
     (i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.2(d) apply to a requested Borrowing as described in Section 2.2(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.2(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower’s Designated Account. Subject to the provisions of Section 2.2(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.
     (ii) The Swing Loans shall be secured by the Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances.
     (iii) Each Swing Loan shall be deemed to be an Advance hereunder for all purposes and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan).
     (e) Agent Advances.
     (i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole Permitted Discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.2(e) shall be referred to as “Agent Advances”). Each Agent Advance shall be deemed
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to be an Advance hereunder, except that all payments thereon shall be payable to Agent solely for its own account.
     (ii) The Agent Advances shall be repayable on demand, secured by the Agent’s Liens granted to Agent under the Loan Documents, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances.
     (f) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:
     (i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Borrower’s or its Subsidiaries’ Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 12:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.2(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the
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terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
     (ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.
     (iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
     (g) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.
     (h) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
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     (i) Optional Overadvances. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than ten percent (10%), (ii) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance, Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than sixty (60) days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.2(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that, at the option of Agent or Swing Lender, as applicable, the rate of interest applicable thereto shall be the rate applicable to Advances under Section 2.5(b) hereof without regard to the presence or absence of a Default or Event of Default.
     (i) In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.
     (ii) Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.2(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.2(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
     2.3 Payments.
     (a) Payments by Borrower.
     (i) Payment Date. On each Reporting Date, beginning with the March 2009 Reporting Date, Borrower will provide, or cause Servicer to provide, to Agent an updated
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Borrowing Base Certificate and a Monthly Servicing Report for the Collection Period just ended, which will include computations reflecting the Collections and other amounts received by or on behalf of Borrower with respect such Collection Period (including as proceeds of Permitted Dispositions and net payments received under Hedge Agreements), the amounts, if any, already paid by Borrower on the Interest Payment Date, and the amounts to be paid by Borrower on the next Payment Date and the apportionment and application of such payments. Agent shall review such Borrowing Base Certificate and Monthly Servicing Report and advise Borrower and Servicer within four (4) Business Days of receipt whether the Borrowing Base Certificate and Monthly Servicing Report are acceptable. Subject to approval by the Agent, the Collection Account Bank shall be instructed to make the disbursements specified in the Monthly Servicing Report for such Payment Date.
     (ii) Except as otherwise expressly provided herein, all payments of amounts due Agent and the Lenders shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (New York time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
     (iii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date of demand by Agent until the date repaid.
     (b) Application of Amounts in Collection Account and Apportionment of Payments to Lenders.
     (i) All amounts on deposit in the Collection Account shall be disbursed by the Collection Account Bank on the Payment Date in accordance with the instructions set forth in the Monthly Servicing Report (that have been approved by Agent in accordance with the Collection Account Control Agreement), such instructions to be in accordance with this Section 2.3(b)(i) and any other proceeds of Collateral received by Agent shall be applied as follows (in each instance, taking into account any payments made on any Interest Payment Date occurring since the last Payment Date):
     (A) first, to reimburse Servicer, Parent or other third party agent for any sales, use or property taxes (and additions to tax for interest and late fees)
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paid or payable with respect to Borrower’s Equipment to the extent such amounts have been collected from the related Account Debtor;
     (B) second, to pay to Lenders amounts necessary to eliminate any existing Overadvance;
     (C) third, to the Parent (as agent for the Servicer), or if LEAF Financial is no longer the Servicer, then to the Successor Servicer, as applicable, the Servicing Fee then due, including any amounts previously accrued but remaining unpaid, and also to the Successor Servicer amounts to reimburse expenses incurred by such Successor Servicer that are reimbursable by Borrower under the Loan Documents, Transition Costs, to the extent not paid by the outgoing Servicer, and the One-Time Successor Fee;
     (D) fourth, to the Backup Servicer the Backup Servicing Fees then due, including any amounts previously accrued but remaining unpaid;
     (E) fifth, pro rata (1) to the Custodian any Custodian Fees then due, including any amounts previously accrued but remaining unpaid, and (2) to the Collection Account Bank, any fees or other amounts then due, including any amounts previously accrued but remaining unpaid;
     (F) sixth, to pay Lender Group Expenses then due to the Agent under the Loan Documents, until paid in full;
     (G) seventh, to pay Lender Group Expenses then due to the Lenders under the Loan Documents, until paid in full;
     (H) eighth, to pay Servicer or Successor Servicer, as applicable, to the extent of Recoveries on the related Defaulted Contract (and not to exceed such Recoveries), reimbursement for related Collection Costs (to the extent not already netted out of such Recoveries);
     (I) ninth, to Agent any fees then due to it as Agent (for its separate account, after giving effect to any agreements between Agent and individual Lenders) under the Loan Documents, until paid in full (without duplication for amounts already paid with respect to such Interest Period pursuant to Section 2.5(c));
     (J) tenth, to pay any fees then due to any or all of the Lenders (after giving effect to any agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full (without duplication for amounts already paid with respect to such Interest Period pursuant to Section 2.5(c));
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     (K) eleventh, to each applicable Hedge Provider, any net periodic payments due it from the Borrower under the related Hedge Agreement (without duplication for amounts already paid with respect to such Interest Period pursuant to Section 2.5(c));
     (L) twelfth, to pay interest due in respect of all Agent Advances, until paid in full (without duplication for amounts already paid with respect to such Interest Period pursuant to Section 2.5(c));
     (M) thirteenth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and the Swing Loans, until paid in full (without duplication for amounts already paid with respect to such Interest Period pursuant to Section 2.5(c));
     (N) fourteenth, to pay the principal of all Agent Advances then due and owing;
     (O) fifteenth, to pay the principal of all Swing Loans then due and owing;
     (P) sixteenth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Borrower or its Subsidiaries in respect of Bank Products (and not paid in accordance with the documents governing such Bank Products);
     (Q) seventeenth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances then due and owing;
     (R) eighteenth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances, until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default, until Borrower’s and its Subsidiaries’ obligations in respect of Bank Products have been paid in full or the cash collateral amount has been exhausted;
     (S) nineteenth, to pay to the applicable Hedge Provider any other amounts payable to it under the applicable Hedge Agreement and not otherwise paid above;
     (T) twentieth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in amounts up to the amount determined by Agent in its Permitted Discretion as the
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amount necessary to secure Borrower and its Subsidiaries’ obligations in respect of Bank Product Providers);
     (U) twenty first, to pay Servicer any late fees, documentation fees or other similar charges collected in respect of any Contract; and
     (V) twenty second, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Laws.
     (ii) Agent shall direct that amounts due to Agent or Lenders be wired to the Agent’s Account. Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including agreements between Agent and individual Lenders), aggregate principal and interest payments received in Agent’s Account shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.2(f).
     (iii) In each instance, so long as no Default or Event of Default has occurred and is continuing, this Section 2.3(b) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.
     (iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
     (v) In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.
     2.4 Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to the Lender Group pursuant to Section 2.1 is greater than any of the limitations set forth in Section 2.1 (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used
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by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.3(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents. Notwithstanding the foregoing, so long as Borrower and its Affiliates are in compliance with each of Sections 7.18, 7.19 and 7.20 hereof, Overadvances may be paid on the earlier of the next Payment Date or the date of the next Advance but in no event later than the fourth (4th) Business Day after the date that such Overadvance occurs.
     2.5 Interest and Fees: Rates, Payments, and Calculations.
     (a) Interest Rates. All Obligations (except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof during each calendar month at a rate per annum equal to the LIBOR Rate on the first day of such month plus the Applicable Margin, provided, however, that if at any time after the date of this Agreement, in the reasonable opinion of Agent, it shall become illegal or impractical for Agent to determine or charge interest rates based on the LIBOR Rate, Agent shall give notice of such changed circumstances to Borrower and, thereafter, so long as such condition continues, all Obligations (except for Bank Product Obligations) shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate, as in effect from time to time, plus the Applicable Margin.
     (b) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders), all Obligations (except Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall accrue interest on the Daily Balance thereof at the per annum rate (including Applicable Margin) specified above plus four (4) percentage points.
     (c) Payment of Interest and Fees.
     (i) So long as no Event of Default has occurred and is continuing, on the first day of each calendar month Agent will invoice Borrower for all interest, fees and, if Wells Fargo is the Hedge Provider, net periodic payments due from Borrower pursuant to any Hedge Agreement and all amounts invoiced shall be paid by Borrower on the Interest Payment Date at any time that Obligations or Commitments are outstanding. Notwithstanding the foregoing, if Borrower has not received an invoice Borrower will nonetheless make payment for the items regularly invoiced and due on an Interest Payment Date based on its good faith estimate of the amounts thereof accrued and unpaid as of the close of the most recent Interest Period.
     (ii) So long as no Event of Default has occurred and is continuing, any other expenses due Lender or Agent hereunder and not provided for in (i) above, shall be payable on the next Payment Date.
     (iii) Except as otherwise provided above and in Section 2.10, interest and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each
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month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), and all accrued costs and other payments as and when due and payable under any Loan Document (including any amounts due and unpaid to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Notice of any such charge shall be given to Borrower after any amount in the immediately preceding sentence has been charged. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.
     (d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter as provided in this Agreement, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
     (e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Laws, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
     2.6 Cash Management.
     (a) Servicer has established a lockbox and the Lockbox Account at the Lockbox Bank and shall maintain the lockbox and Lockbox Account at the Lockbox Bank subject to the terms of the Lockbox Control Agreement and the Intercreditor Agreement for so long as any Obligations or Commitments remain outstanding. Borrower and Servicer agree that they shall (i) request in writing and otherwise take all reasonable steps to ensure that all of Borrower’s Account Debtors forward payment of the amounts owed by them with respect to the Contract Assets directly to the Lockbox Bank and (ii) deposit or cause to be deposited into the Lockbox Account promptly, and in any event not later than one Business Day after the date of receipt thereof (provided that such period may be extended as expressly provided from time to time in the Lockbox Control Agreement), all Collections received in the Lockbox.
     (b) The Borrower shall establish the Collection Account with the Collection Account Bank and shall maintain the Collection Account at the Collection Account Bank and subject to a
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Collection Account Control Agreement for so long as any Obligations or Commitments remain outstanding. Borrower and Servicer shall cause all Collections in the Lockbox Account constituting Collateral to be transferred to the Collection Account and all other proceeds of Borrower’s Collateral however and wherever received (including amounts received directly by Originator, Servicer, Parent, Borrower or one of its Subsidiaries) to be deposited into the Collection Account no later than two (2) Business Days after receipt thereof. Unless otherwise agreed by Agent, the Collection Account Control Agreement shall provide, among other things, that (i) the Collection Account Bank will comply with any instructions originated or approved by Agent directing the disposition of the funds in the Collection Account without further consent by Borrower or its Subsidiaries, as applicable, (ii) the Collection Account Bank has no rights of setoff or recoupment or any other claim against the Collection Account other than for payment of its service fees and other charges directly related to the administration of the Collection Account and for returned checks or other items of payment, (iii) Agent shall have electronic access enabling it to view transactions posted to and balances in the Collection Account, and (iv) after notice of an Event of Default, Collection Account Bank shall forward, by daily sweep, all amounts in the Collection Account relating to the Collateral to the Agent’s Account.
     (c) So long as no Default or Event of Default has occurred and is continuing, Servicer may replace the Lockbox Account Bank and Borrower may replace the Collection Account Bank; provided, however, that (i) the replacement bank shall be satisfactory to Agent in its Permitted Discretion and (ii) prior to the time of the opening of the related account, Servicer and Borrower (and Borrower’s Subsidiaries, if applicable) and such prospective replacement bank shall have executed and delivered to Agent a replacement Control Agreement governing the new Lockbox Account or Collection Account, as applicable.
     (d) At the direction of Agent after the occurrence of a Servicer Default, Servicer Termination Event, Default (other than one that is capable of cure and for which a cure period is provided) or Event of Default, Servicer (and Backup Servicer if it becomes the Successor Servicer) and Borrower (or its Subsidiaries, as applicable) shall promptly cease directing Collections to the Lockbox Account and Borrower shall promptly establish or cause to be established a replacement lockbox and lockbox account in accordance with clause (c) above. Agent shall also be entitled to require termination of use of the Lockbox Account or the Collection Account for other reasonable grounds, including but not limited to (i) the creditworthiness of the Lockbox Account Bank or Collection Account Bank no longer being acceptable in Agent’s reasonable judgment and (ii) the availability procedures or performance of the Lockbox Account Bank or Collection Account Bank with respect to the Lockbox Account or Collection Account or Agent’s liability under either the Lockbox Account or the Collection Account with either the Lockbox Bank or the Collection Account Bank is no longer acceptable to Agent, as determined in its Permitted Discretion.
     (e) The Lockbox Account and the Collection Account shall be cash collateral accounts subject to the Lockbox Control Agreement and the Collection Account Control Agreement, respectively, with all Collections in such accounts securing payment of the Obligations. Each of Originator, Servicer, Parent and Borrower hereby grants to Agent a Lien on the Lockbox Account and Borrower hereby grants to Agent a Lien on the Collection Account.
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     2.7 Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Collection Account Bank or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (New York time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
     2.8 Designated Account. Agent is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.5(c). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder and any other funds necessary to effectuate releases with respect to the Contract Assets being acquired by Borrower. Unless otherwise agreed by Agent and Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account. The Designated Account shall at all times be subject to the Designated Account Control Agreement.
     2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged in accordance with the terms of this Agreement with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including all amounts received in the Agent’s Account from the Collection Account Bank or the Lockbox Account Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
     2.10 Fees and Minimum Interest Charges. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of agreements between Agent and individual Lenders:
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     (a) Foothill Fee Letter Fees. As and when due and payable under the terms of the Foothill Fee Letter, Borrower shall pay to Agent the fees set forth in the Foothill Fee Letter;
     (b) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to three eighths of one percent (0.375%) per annum times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of Advances that were outstanding during the immediately preceding month, provided, however, that no such fee will be charged for Maximum Revolver Amounts not available to Borrower solely to the extent that such usage is limited due to application of clause (b) of the definition of Maximum Revolver Amount;
     (c) Minimum Interest Charge. From and after the Closing Date, through and including the Maturity Date, a minimum interest charge shall be calculated and be due and payable as follows: on the first day of each calendar quarter and on the Maturity Date, if the average Daily Balance of Advances that were outstanding during the immediately preceding calendar quarter or portion thereof following the Closing Date or preceding the Maturity Date, as applicable, was less than Minimum Funding Amount, Borrower shall pay to Agent an amount equal to (A) the amount of interest that would have accrued in accordance with the terms of this Agreement had the average Daily Balance of Advances for such period been equal to Minimum Funding Amount minus (B) the actual amount of interest paid by Borrower for such period; provided, further, that in no event shall interest be charged, contracted for, collected or retained in excess of the maximum nonusurious amount determined in accordance with Applicable Law;
     (d) Audit and Other Charges. For the separate account of Agent, audit and other charges as follows: (i) a fee of $1,100 per day, per auditor, plus invoiced out-of-pocket expenses for each financial audit of Borrower, Parent, Servicer or Originator performed by personnel employed by Agent other than at Agent’s premises, (ii) once implemented, invoiced out-of-pocket expenses for the establishment of electronic collateral reporting systems to be administered and maintained by Agent, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Originator, Servicer, Parent or Borrower and its Subsidiaries. Notwithstanding the foregoing, so long as no Default or an Event of Default has occurred or is continuing, Borrower shall not be charged for more than three field audits per year so long as each such audit covers each of Borrower, Parent, Servicer and Originator.
     2.11 Capital Requirements. If, after the date of this Agreement, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect (after taking into account the Reserve Percentage and other costs previously included in the calculation of the LIBOR Rate) of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding
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company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.
3. CONDITIONS; TERM OF AGREEMENT.
     3.1(a) Conditions Precedent to the Closing Date. The obligation of Agent to execute and deliver the Loan Documents and make the Commitments contemplated thereby are subject to the fulfillment, to the satisfaction of Agent, of each of the following conditions precedent:
     (i) [Reserved.]
     (ii) Agent shall have received a Filing Authorization Letter, duly executed by Borrower, Originator and Parent, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral;
     (iii) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:
     (A) this Agreement;
     (B) the Foothill Fee Letter;
     (C) the Purchase and Contribution Agreement;
     (D) the Collection Account Control Agreement, the Designated Account Control Agreement, the Security Deposit Holding Account Control Agreement and Joinder to the Intercreditor Agreement in favor of Borrower and Agent along with a full and complete copies of the Intercreditor Agreement, including all other joinders currently in effect, and the Lockbox Control Agreement;
     (E) the Servicing Agreement;
     (F) the Backup Servicing Agreement;
     (G) the Custodian Agreement;
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     (H) the U.S. Bank Fee Letter; and
     (I) the Vehicle Lienholder Nominee Agreement.
     (iv) Agent shall have received a certificate from the Secretary of each of Originator, Servicer, Parent and Borrower (A) attesting to the resolutions of such Person’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party, (B) authorizing specific Authorized Persons for such Person to execute the same, and (C) attesting to the incumbency and signatures of such specific Authorized Person;
     (v) Agent shall have received copies of each of Originator, Servicer, Parent and Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Person;
     (vi) Agent shall have received a certificate of status with respect to each of Originator, Servicer, Parent and Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such entity, which certificate shall indicate that such is in good standing in such jurisdiction;
     (vii) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent;
     (viii) Agent shall have received the final audited financial statements of Resource America, Inc. and Servicer for the fiscal year ended September 30, 2008, with results acceptable to Agent;
     (ix) Agent shall have received certified copies of the Approved Forms and the Required Procedures, all in form and substance satisfactory to Agent;
     (x) Agent shall have received a certificate from an Authorized Person of each of Originator, Servicer, Parent and Borrower to the effect that (i) each has timely filed all tax returns required to be filed by it and paid all taxes shown to be due thereon (or has been included in timely filed consolidated returns for which the consolidated group has paid all taxes due) and (ii) Originator and its Subsidiaries, Servicer and its Subsidiaries, Parent and its Subsidiaries and Borrower have each paid all other taxes due on or with respect to their respective properties, assets, income, and franchises (including real property taxes, sales taxes, and payroll taxes) prior to delinquency, except in each case such taxes that are the subject of a Permitted Protest;
     (xi) Agent shall have completed its business, legal, and collateral due diligence, including but not limited to the receipt of final reports on the results of (A) the forensic audit, (B) the collateral audit and (C) the incremental collateral audit, each with results reasonably acceptable to Agent;
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     (xii) Agent shall have completed background and reference checks, including but not limited to, Patriot Act screening, of the Executive Officers with results that are satisfactory to Agent in its sole discretion;
     (xiii) Agent shall have completed Patriot Act and OFAC checks on Borrower, Parent, Servicer, Originator and Resource America, Inc. with results that are satisfactory to Agent in its sole discretion;
     (xiv) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and invoiced on or before the Closing Date and the first installment of the Initial Closing Fee (as such term is defined in the Foothill Fee Letter) which has been fully earned as of the Closing Date;
     (xv) Agent shall have received evidence satisfactory to Agent that each of Originator, Servicer, Parent and Borrower holds currently effective licenses authorizing them to make, service, acquire or hold loans and leases (as applicable) and to conduct its business as contemplated by the Loan Documents in any jurisdiction where such licensing is required;
     (xvi) Originator, Servicer, Parent and Borrower shall have received all licenses, waivers, approvals, evidence of other actions or consents required by any Governmental Authority or any other Person in connection with the execution and delivery such Person of the Loan Documents or with the consummation of the transactions contemplated thereby (other than permits or licenses to be obtained in connection with the conduct of a financing or leasing business);
     (xvii) [Reserved.];
     (xviii) Agent shall have received acceptable evidence that Parent shall have received capital contributions of not less than $20,000,000 and that it has a Tangible Net Worth at least equal to such amount;
     (xix) Agent shall have received acceptable evidence that the Servicer Group has a Tangible Net Worth of not less than $35,000,000;
     (xx) Agent shall have received opinions from counsel to Borrower and its Affiliates addressing (A) authorization and enforceability of the Loan Documents and other corporate matters, (B) security interest and Uniform Commercial Code matters, (C) true sale matters, and (D) substantive consolidation matters, all in form and substance satisfactory to Agent;
     (xxi) Agent shall have received each of Servicer Group’s and Parent’s (inclusive of Borrower) proposed Closing Date Business Plans, together with such supplements and updates through the Closing Date as Agent may require, which such Closing Date Business Plan and each supplement and update shall be in form and substance acceptable to Agent in its sole election;
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     (xxii) evidence of the approval of the Confirmation of Release by National City Bank; and
     (xxiii) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed or recorded and shall be in form and substance satisfactory to Agent.
     (b) Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial Advance (or otherwise to extend any initial credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent and each Lender (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:
     (i) the initial Borrowing Base Certificate and Contract Data Tape;
     (ii) Disbursement Letter;
     (iii) the Hedge Agreement;
     (iv) a Confirmation of Release;
     (v) Agent shall have received on or before the Funding Date, fully executed and completed originals of all applicable Originator Assignment(s) and Purchase Date Notice(s) with attached Contract Schedule(s) covering all initial Contracts and related Contract Assets being acquired by Borrower;
     (vi) (A) Custodian shall have received the Original Contracts and other Contract Files for all Contracts listed on the initial Contract Schedule and such Contract Files shall have been checked in by the Custodian in accordance with the Custodian Agreement and (B) Agent shall have received a Custodial Receipt and Report with respect to such Contract Files without any exceptions noted except for such exceptions as have been approved by Agent in advance in its Permitted Discretion;
     (vii) Agent shall have received evidence that all UCC-1 financing statements as against Originator, Parent and Borrower have been filed and the release of all prior liens and the filing of all UCC-3 partial release statements with respect to the initial Contract Assets to be acquired by Borrower have been made as it deems necessary, including but not limited to receipt of an executed Confirmation of Release from National City Bank; and
     (viii) Agent shall have received acceptable evidence that Borrower shall have received capital contributions of not less than $5,000,000 and that it has Total Capital at least equal to such amount
     (c) Notwithstanding any other provision of this Agreement, if the initial Funding Date does not occur on or before March 9, 2009, all obligations and Commitments of the
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Lenders and Agent hereunder shall automatically terminate without any further action by any person.
     3.2 Conditions Subsequent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):
     (a) evidence of delivery of the Joinder Agreement of Agent to all Persons listed on Schedule 5.26 no later than seven (7) days after the Closing Date.
     (b) no later than ninety (90) days after the Closing Date, Borrower shall have caused Servicer to provide Agent with a tour of Servicer’s facilities and operations at its Columbia, South Carolina facility, the results of which shall be to Agent’s satisfaction;
     (c) no later than sixty (60) days after the Closing Date, Borrower and Servicer shall have provided Agent with a list of the top twenty Vendors and a description of the top twenty Vendor approval arrangements and program terms, including the terms of any private label arrangements and any financial and payment terms, in form and substance satisfactory to Agent;
     (d) no later than ninety (90) days after the Closing Date, Borrower and Servicer shall have implemented the electronic collateral reporting system requested by Agent in a manner reasonably satisfactory to Agent (such time period to be extended up to sixty (60) additional days so long as Borrower and Service are working in good faith to implement the system); and
     (e) no later than one hundred and twenty (120) days after the Closing Date, Servicer shall have implemented, on behalf of itself, Originator, Parent and Borrower a written disaster recovery plan in form and substance reasonably satisfactory to Agent.
     (f) no later than ninety (90) days after the Closing Date, Servicer shall provide Agent with Collateral Access Agreements executed by the applicable landlords for each of its locations in Columbia, South Carolina; Philadelphia, Pennsylvania and Moberly, Missouri.
     3.3 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:
     (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
     (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
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     (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their Affiliates;
     (d) no Material Adverse Change shall have occurred;
     (e) Agent shall have received a Borrowing Request;
     (f) Agent shall have received an updated Borrowing Base Certificate in accordance with Section 6.2(b) which includes a detailed calculation of the Borrowing Base as of the required date(s);
     (g) if new Contracts are being acquired by Borrower (i) the related Contract Files shall have been delivered to the Custodian and shall have been checked in by the Custodian in accordance with the Custodian Agreement and (ii) Agent shall have received at least one (1) Business Day prior to the Funding Date, a Custodial Receipt and Report with respect to such Contract Files without any exceptions noted (except for such exceptions as have been approved by Agent in its Permitted Discretion);
     (h) Agent shall have received evidence of the release of all prior liens and the filing of any required UCC-3 partial release statements as to any Contract Assets being acquired by Borrower as it deems necessary, such evidence to include an executed Confirmation of Release of the lien of National City Bank (or PNC Bank as its successor by acquisition), as agent under the Credit Agreement with Originator and Borrower, dated July 31, 2006; and
     (i) Agent shall have received on or before the Funding Date (x) fully executed and completed originals of all applicable Originator Assignment(s) and Purchase Date Notice(s) with attached Contract Schedule(s) covering all Contracts and related Contract Assets being acquired by Borrower and (y) evidence of prior payment (or deposit into the Designated Account) of that portion of the purchase price that is set forth in the applicable Originator Assignment that is in excess of any Advances to be made on such Funding Date.
     3.4 Term. This Agreement shall continue in full force and effect for a term ending on February 9, 2012 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice as provided in Section 3.1(c) or upon the occurrence and during the continuation of an Event of Default.
     3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including all Bank Product Obligations, unless otherwise agreed by the Bank Product Providers) immediately shall become due and payable without notice or demand (including providing cash collateral (in an amount determined by Agent in its Permitted Discretion as sufficient to satisfy the commercially reasonable estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge Borrower or
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its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.
     3.6 Early Termination.
     (a) Borrower has the option, at any time upon 90 days’ prior written notice to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including providing cash collateral (in an amount determined by Agent in its Permitted Discretion as sufficient to satisfy the commercially reasonable estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations, unless otherwise agreed by the relevant Bank Product Provider), in full, together with the Applicable Prepayment Premium (to be allocated based upon agreements between Agent and individual Lenders). If Borrower has sent a notice of termination pursuant to the provisions of this Section 3.6(a), then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including providing cash collateral (in an amount determined by Agent in its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations, unless otherwise agreed by the relevant Bank Product Provider), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice.
     (b) In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any reason (other than as a result of Section 3.6(a) or (c)), including (i) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (ii) foreclosure and sale of Collateral pursuant to Section 9.1 hereof, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay the Applicable Prepayment Premium to Agent (to be allocated based upon agreements between Agent and individual Lenders), measured as of the date of such termination.
     (c) Notwithstanding anything to the contrary contained in Sections 3.6(a) and (b) above, the Applicable Prepayment Premium shall be waived in connection with a Takeout
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Transaction where WFF or one of its affiliates is acting as lead manager for such transaction and remains a significant purchaser or Lender and the other Lenders or their affiliates have volunteered and been accepted as purchasers for at least 2/3 of their Commitment, but only as to the Applicable Prepayment Premium allocable to such Lenders or their affiliates so participating in the Takeout Transaction.
4. CREATION OF SECURITY INTEREST.
     4.1 Grant of Security Interest. Borrower hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Agent’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.
     4.2 Negotiable Collateral. Any Negotiable Collateral owned by Borrower shall be delivered to and held by Custodian for the benefit of Agent. Borrower shall, promptly upon the request of Agent after an Event of Default or Servicer Termination Event has occurred, prepare endorsements and arrange for execution thereof for any Contract Assets that are evidenced by or consists of Negotiable Collateral, such endorsement to appear on a separate allonge affixed and to read as follows:
     “Pay to the Order of Wells Fargo Foothill, LLC, as Agent

[Name of Account Debtor]
By:
Name:
	Its:	[Authorized Person].”

     Agent is hereby authorized to use, after the occurrence of a Default (other than a Default that is capable of cure and for which a cure period has been provided), Event of Default, Servicer Default (other than a Servicer Default that is capable of cure and for which a cure period has been provided) or Servicer Termination Event, the Powers of Attorney granted pursuant to this Agreement to execute any and all such endorsements that may be required from Originator, Servicer, Parent or Borrower.
     4.3 Leases and Other Chattel Paper. Promptly upon acquisition, Borrower shall deliver physical possession of all Original Contracts and any other assets consisting of Chattel Paper to Custodian to be held on behalf of Agent.
     4.4 Certificates of Title.
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     (a) No Lease acquired by Borrower shall relate to Equipment covered by a certificate of title unless such acquisition and the procedures relating to the notations on and possession of such certificate of title are approved in advance by Agent.
     (b) For each Note Receivable secured by Equipment covered by a certificate of title, Borrower shall (i) cause physical possession of the certificate of title in the name of Account Debtor with a lien notation in favor of Borrower as first lienholder, or a copy of a lien receipt, notice of lien or other electronic record of lien or such other original documents as are necessary under applicable state law to record a lien in favor Borrower, to be delivered to the Custodian on behalf of Agent or (ii) if such Note Receivable is subject to the Vehicle Lienholder Nominee Agreement, cause physical possession of the certificate of title in the name of Account Debtor with a lien notation in favor of Originator as first lienholder, or a copy of a lien receipt, notice of lien or other electronic record of lien or such other original documents as are necessary under applicable state law to record a lien in favor of Originator as lienholder, to be delivered to the Originator; provided, that written evidence that an application for a certificate of title with the applicable lienholder notation has been applied for shall be acceptable so long as delivery of the original is made within 180 days after the date of the application
     (c) If a Contract File is accepted based on the proviso above, Borrower shall ensure that applicable governmental records (in whatever form is appropriate in the applicable jurisdiction) reflecting the required lien notation are delivered to the Custodian (or Originator, as applicable) within the time provided and if not, shall notify Servicer and Agent that such Notes Receivable is no longer eligible.
     (d) Promptly following a Servicer Termination Event or an Event of Default and Agent’s request therefore, Borrower shall execute or obtain, at its expense, an assignment of its Lien in titled Equipment to Agent in form sufficient to effect such assignment in the jurisdiction in which the applicable certificate of title and lien notation documents have been issued. Agent is hereby authorized to use, after the occurrence of an Default (other than a Default that is capable of cure and for which a cure period has been provided), Event of Default, Servicer Default (other than a Servicer Default that is capable of cure and for which a cure period has been provided) or Servicer Termination Event, the Powers of Attorney granted pursuant to this Agreement to execute any and all such certificate of title documents that may be required to be executed by Originator, Servicer, Parent or Borrower hereunder.
     4.5 Collection of Contract Assets, Including Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of a Servicer Default (other than a Servicer Default that is capable of cure and for which a cure period has been provided), Servicer Termination Event, Default (other than a Default that is capable of cure and for which a cure period has been provided) or Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrower that Borrower’s Contract Assets, including Accounts, Chattel Paper, and/or General Intangibles have been assigned to Agent or that Agent has a security interest therein, (b) terminate Servicer’s right to Service the Contract Assets in accordance with the Servicing Agreement, including by blocking Servicer’s right to access or give instructions with respect to the Lockbox Account and the Collection Account, (c) appoint the Back-Servicer or another party to act as Successor Servicer and to take possession of, and
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collect Borrower’s Contract Assets and other Collateral, and (d) collect the Contract Assets, including Accounts, Chattel Paper, and/or General Intangibles, directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its or its Subsidiaries’ Collections that it receives and immediately will deliver such Collections to the Collection Account in their original form as received by Borrower or its Subsidiaries.
     4.6 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.
     (a) Each of Originator, Servicer, Parent and Borrower authorizes Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Person where permitted by Applicable Laws. Each such party hereby ratifies the filing of any financing statement filed without its signature prior to the date hereof.
     (b) If Borrower or its Subsidiaries acquire any commercial tort claims after the date hereof, Borrower shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent, pursuant to which Borrower or its Subsidiary, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).
     (c) If Borrower or its Subsidiaries acquire any interest in Real Property after the date hereof, Borrower shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Agent a written description of such Real Property and shall deliver a written agreement, in form and substance satisfactory to Agent, pursuant to which Borrower or its Subsidiary, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such Real Property to Agent, as security for the Obligations (a “Real Property Collateral Pledge”).
     (d) At any time upon the request of Agent, Borrower shall execute or deliver to Agent, and shall cause its Subsidiaries to execute or deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, Real Property Collateral Pledge, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any owned Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by Applicable Laws, Borrower authorizes Agent to execute any such Additional Documents in Borrower’s
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name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall require, Borrower shall (i) provide Agent with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrower or its Subsidiaries during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrower or its Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefore diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s or the applicable Subsidiary’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, however, that neither Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (i) Borrower provides Agent with written notice of its intent to register such copyrights not less than 30 days prior to the date of the proposed registration, and (ii) prior to such registration, the applicable Person executes and delivers to Agent a copyright security agreement in form and substance satisfactory to Agent, supplemental schedules to any existing copyright security agreement, or such other documentation as Agent reasonably deems necessary in order to perfect and continue perfected Agent’s Liens on such copyrights following such registration.
     4.7 Powers of Attorney. Each of Originator, Servicer, Parent and Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as its true and lawful attorney, with power exercisable any time after the occurrence and during the continuation of a Servicer Default (other than a Servicer Default that is capable of cure and for which a cure period has been provided), Servicer Termination Event, Default (other than a Default that is capable of cure and for which a cure period has been provided) or Event of Default: (a) sign the name of Borrower on any of the documents described in Section 4.6, (b) sign such Person’s name on any invoice or bill of lading relating to the Collateral, drafts against Borrower’s Account Debtors, or notices to Borrower’s Account Debtors, (c) send requests for verification of Borrower’s or its Subsidiaries Accounts, (d) endorse such Person’s name on any of payment items constituting Collections that may come into the Lender Group’s possession, (e) endorse any Negotiable Collateral or certificate of title documentation, (f) make, settle, and adjust all claims under such policies of insurance and make all determinations and decisions with respect to such policies of insurance as they relate to the Collateral, (g) settle and adjust disputes and claims respecting Borrower’s or its Subsidiaries’ Accounts, Chattel Paper, or General Intangibles (and any Equipment or Inventory related thereto) directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary, and (h) prepare, execute, and deliver any and all documents necessary or incidental to accomplish the foregoing, including but not limited to contracts, leases, assignments, bills of sale, releases, extensions, satisfactions, and full or partial releases of liens, and to take any and all such other acts of any kind and nature whatsoever the Agent may find necessary to accomplish the foregoing. The appointment of Agent as Originator’s, Servicer’s, Parent’s and Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and
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finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.
     4.8 Right to Inspect and Verify. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter (i) to inspect the Books and make copies or abstracts thereof, (ii) from time to time, to communicate directly with any and all Borrower’s Account Debtors to verify the existence and terms of Leases and Notes Receivable, and (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.
     4.8 Control Agreements. Borrower agrees that it will and will cause its Subsidiaries to take any or all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 7.12) all of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights. Upon the occurrence and during the continuance of a Servicer Termination Event or an Event of Default, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account.
     4.9 Contract Asset Repurchases. (a) With respect to any Contract that was not originally an Eligible Lease or Eligible Note Receivable when acquired by Borrower, upon discovery thereof Borrower shall enforce its rights against Parent under the Purchase and Contribution Agreement and may request that Agent release such Contract from the lien of this Agreement so long as Parent simultaneously deposits the related Repurchase Price in the Collection Account or assigns to Borrower a substitute Contract having the same or higher Net Investment amount and meeting all the requirements specified in the Purchase and Contribution Agreement for Contracts transferred by Parent to Borrower.
     (b) With respect to any Contract for which the Servicer has incurred a repurchase obligation under Section 3.07 of the Servicing Agreement, upon discovery thereof, Borrower shall enforce its rights against Servicer under the Servicing Agreement and may request that Agent release such Contract from the Lien of this Agreement so long as Servicer simultaneously deposits the related Repurchase Price in the Collection Accounts or assigns to Borrower a substitute Contract having the same or higher Net Investment amount and meeting all requirements specified in the Purchase and Contribution Agreement for Contracts transferred by Parent to Borrower.
     (c) With respect to any Contract that was originally an Eligible Lease or an Eligible Note Receivable but is no longer an Eligible Lease or an Eligible Note Receivable, Borrower may, upon four (4) Business Days advance written notice to Agent, (i) request that Parent repurchase such Contract for an amount equal to the Repurchase Price or provide a substitute Contract having an equivalent Net Investment amount and (ii) if Parent has agreed to do so in its sole discretion, request that Agent release such Contract from the Lien of this Agreement so long as Parent simultaneously delivers the related Repurchase Price or a substitute Contract meeting
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the same requirements as those specified in the Purchase and Contribution Agreement for Contracts transferred by Parent to Borrower; provided, that the cumulative aggregate Net Investment in Defaulted Contracts and Delinquent Contracts that are removed pursuant to this Section 4.9 at any time following the Closing Date by the Borrower (measured as of the date of removal) shall not exceed ten percent (10%) of the highest balance of Borrower’s Portfolio Balance since the Closing Date as certified by the Servicer in the Request for Release submitted to Lenders’ Agent and the Custodian in connection therewith.
     4.10 Release of Contracts and Contract Files.
     (a) When a Lease or Note Receivable is repaid in its entirety, Agent shall authorize Custodian (upon written request from Servicer or Borrower specifying that such Contract has been paid in full) to return the related Contract File to or at the direction of Borrower and Agent shall release the Agent’s Lien on such Contract promptly upon receipt of the final payment due thereunder and deposit of same into the Collection Account.
     (b) When Contract Assets are sold by Borrower in a Permitted Disposition, Agent shall release the Agent’s Liens in the related Contract Assets and shall direct the Custodian to transfer the Contract File to the purchaser thereof or as otherwise directed by Borrower upon deposit of all proceeds from such disposition into the Collection Account.
     (c) Servicer and Borrower shall be responsible for preparing and delivering to Custodian and Agent all Requests for Release or other documentation required under the Custodian Agreement.
5. REPRESENTATIONS AND WARRANTIES.
     In order to induce the Lender Group to enter into this Agreement, Originator, Servicer, Parent and Borrower each make (to the extent stated to be applicable to such Person and solely as to itself) the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties are stated to relate to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
     5.1 No Encumbrances. Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.
     5.2 Eligible Leases. As to each Lease that is identified as an Eligible Lease in a Borrowing Base Certificate submitted by or on behalf of Borrower to Agent: (a) such Lease (i) evidences a bona fide existing payment obligation of the applicable Account Debtor created by the lease of personal property to such Account Debtor in the ordinary course of Borrower (or its
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predecessor in interest’s) business, (ii) is unconditionally owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (iii) is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Lease; (b) each Eligible Lease has been documented on the Approved Forms in accordance with the Required Procedures and all Applicable Laws; (c) the original amount scheduled payments, the remaining scheduled payments and the amount and dates of such payments on each Lease shown on the Books of Borrower and in the schedules of same delivered to Agent are true and correct; (d) neither Servicer nor Borrower has received notice of (i) actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor obligated on any Eligible Lease, (ii) any actual or threatened litigation regarding the validity or enforceability of any Eligible Lease, or (iii) any lien on other collateral securing any Eligible Lease; (e) neither Servicer nor Borrower has knowledge of any other fact that is reasonably likely to impair the validity or collectibility of such Lease; (f) since delivery of such report to Agent, such Lease has not been amended nor any requirements relating thereto waived without the prior written consent of Agent, other than an extension or modification in accordance with the Required Procedures then in effect; (g) financing statements naming the applicable Account Debtor as debtor have been duly filed in all applicable jurisdictions except with respect to (i) finance Leases covering Equipment with an original cost less than $25,000 and (ii) operating Leases covering Equipment with an original cost less than $50,000; (h) Borrower is the sole legal and beneficial owner of each Lease identified to Agent as an Eligible Lease, and all related documents and Books, and no participation interest or other ownership interest (legal, beneficial or otherwise) has been sold or is otherwise outstanding with respect thereto; (i) the Original Contract delivered to Custodian is the one and only original of the Lease; and (j) such Lease and all related Contract Assets are subject to a first priority security interest in favor of Agent.
     5.3 Eligible Notes Receivable. As to each Note Receivable that is identified as an Eligible Note Receivable in a Borrowing Base Certificate submitted by or on behalf of Borrower to Agent: (a)(i) such Note Receivable is a bona fide existing payment obligation of the maker of such Note Receivable created in the ordinary course of Borrower’s business, (ii) such Note Receivable is owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of cancellation, and (iii) such Note Receivable is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Notes Receivable; (b) such Note Receivable has been documented on the Approved Forms in accordance with the Required Procedures and all Applicable Laws; (c) the original amount of, the unpaid balance of, and the amount and dates of payments on such Note Receivable shown on the Books of Borrower and in the schedules of same delivered to Agent are true and correct; (d) neither Servicer nor Borrower has received notice of (i) actual bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor obligated on any Eligible Notes Receivable, (ii) any actual litigation regarding the validity or enforceability of any Eligible Notes Receivable or (iii) any lien on other collateral securing any Eligible Notes Receivable; (e) neither Servicer nor Borrower has knowledge of any other fact that is reasonably likely to impair the validity or collectibility of such Note Receivable; (f) since delivery of such report to Agent, such Note Receivable has not been amended nor any requirements relating thereto waived without the prior written consent of Agent, other than an extension or modification in accordance with the Required Procedures then in effect; (g) financing statements naming the
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applicable Account Debtor as debtor have been duly filed in all applicable jurisdictions and for those Notes Receivable secured by Equipment that consists of motorized vehicles in whole or in part, a certificate of title for such Equipment naming Borrower or the nominee designated in the Vehicle Lienholder Nominee Agreement as first lienholder has been delivered to Custodian or Agent, except with respect to Note Receivables covering Equipment with an original cost less than $25,000; (h) Borrower is the sole legal and beneficial owner of each Note Receivable identified to Agent as an Eligible Note Receivable, and all related documents and Books, and no participation interest or other ownership interest (legal, beneficial or otherwise) has been sold or is otherwise outstanding with respect thereto; (i) the Original Contract delivered to Custodian is the one and only original of the Note Receivable; and (j) such Note Receivable and all related Contract Assets are subject to a first priority security interest in favor of Agent.
     5.4 Equipment. All of the Equipment of Borrower and its Subsidiaries is used or held for use in their business and is fit for such purposes.
     5.5 Location of Collateral. The Collateral (other than that Collateral in the possession of Agent or the Custodian for the benefit of Agent) is not stored with a bailee, warehouseman, or similar party (except as permitted by Section 7.17) and is located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9).
     5.6 Records. Each of Originator and Parent keeps correct and accurate records itemizing and describing the Leases and Notes Receivable assigned to Borrower and each of Servicer and Borrower keeps correct and accurate records itemizing and describing the Leases and Notes Receivable owned by Borrower and the amounts due and collected with respect thereto.
     5.7 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
     (a) The jurisdiction of organization of Originator, Servicer, Parent, Borrower and each of Borrower’s Subsidiaries is as set forth on Schedule 5.7(a).
     (b) The chief executive office of Originator, Servicer, Parent, Borrower and each of Borrower’s Subsidiaries is located at the address indicated on Schedule 5.7(b) (as such Schedule may be updated pursuant to Section 6.9).
     (c) Originator, Servicer, Parent, Borrower and each of Borrower’s Subsidiaries’ organizational identification numbers, if any, are identified on Schedule 5.7(c).
     (d) As of the Closing Date, Borrower and its Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.7(d).
     5.8 Due Organization and Qualification; Subsidiaries.
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     (a) Originator, Servicer, Parent, Borrower are each duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.
     (b) Set forth in the limited liability company agreement of Borrower is a complete and accurate description of the authorized capital Stock of Borrower as of the Closing Date. There are no subscription rights, options, warrants, calls or redemptions rights outstanding or applicable to any of Borrower’s Stock. Borrower will not amend its limited liability company agreement, except as set forth in its limited liability company agreement.
     (c) Set forth on Schedule 5.8(c), is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable. Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 5.8(c), neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.
     5.9 Due Authorization; No Conflict.
     (a) The execution, delivery, and performance by each of Originator, Servicer, Parent and Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Person.
     (b) The execution, delivery, and performance by each of Originator, Servicer, Parent and Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Person, the Governing Documents of such Person, or any order, judgment, or decree of any court or other Governmental Authority binding on such Person, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Person, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of the holders of such Person’s Stock or any approval or consent of any Person under any material Indebtedness or other contractual obligation of such Person, other than consents or approvals that have been obtained and that are still in force and effect.
     (c) Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by each of Originator, Servicer, Parent and Borrower of their respective obligations under this Agreement and the other Loan Documents to which such Person is a party do not and will not require any registration with, consent, or
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approval of, or notice to, or other action with or by, any Governmental Authority or other Person, other than consents or approvals that have been obtained and that are still in force and effect.
     (d) This Agreement and the other Loan Documents to which any of Originator, Servicer, Parent and Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Person will be the legally valid and binding obligations of such Person, enforceable against them in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
     (e) The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.
     5.10 Litigation. Other than those matters disclosed on Schedule 5.10 and other than matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of Originator, Servicer, Parent or Borrower, threatened against such Person or any of its Subsidiaries.
     5.11 No Material Adverse Change. All financial statements relating to Servicer, Parent or Borrower and their respective Subsidiaries or Affiliates that have been delivered to the Lender Group, other than the Closing Date Business Plan, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly, in all material respects, such Person’s financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Servicer, Parent or Borrower and their respective Subsidiaries since the date of the latest financial statements submitted to Agent on or before the Closing Date.
     5.12 Fraudulent Transfer.
     (a) Each of Originator, Servicer, Parent and Borrower and each of their Subsidiaries is Solvent.
     (b) No transfer of property is being made by Originator, Servicer, Parent or Borrower and no obligation is being incurred by such Person in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Person.
     5.13 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
     5.14 Environmental Condition.
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     (a) To Borrower’s knowledge, none of Borrower’s or its Subsidiaries’ properties or assets has ever been used by Borrower, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law,
     (b) To Borrower’s knowledge, none of Borrower’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site,
     (c) Neither Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or its Subsidiaries, and
     (d) Neither Borrower nor its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment.
     5.15 Brokerage Fees. Neither Originator, Servicer, Parent or Borrower nor any of its Subsidiaries has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by such Persons in connection herewith.
     5.16 Intellectual Property. Borrower and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are material to the conduct of its business as currently conducted, and attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower or one of its Subsidiaries is the owner or is an exclusive licensee.
     5.17 Leases as Lessee. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they have a right of access, and all of such leases are valid and subsisting and no material default by Borrower or its Subsidiaries exists under any of them.
     5.18 Deposit Accounts and Securities Accounts. Set forth on Schedule 5.18 is a listing of all of Borrower’s and its Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
     5.19 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Originator, Servicer, Parent, Borrower or their respective Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan
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Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Persons in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Business Plans represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Servicer’s and Parent’s respective good faith estimate of their future performance for the periods covered thereby.
     5.20 Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each of Originator, Servicer, Parent and Borrower and their respective Subsidiaries outstanding as of any date of determination and such Schedule accurately reflects the maximum commitment amount of such Indebtedness and describes the primary terms thereof. Updates to Schedule 5.20 shall, in the case of Indebtedness of Originator, Servicer and Parent be made by delivery of an updated copy of the schedule to Agent.
     5.21 Compliance. The Approved Forms, the Required Procedures, the documents evidencing and executed in connection with Leases and Notes Receivables and all actions and transactions by Originator, Servicer, Parent and Borrower in connection therewith comply in all material respects with all Applicable Laws. The Approved Forms are commensurate with forms and documentation used by prudent lenders and equipment lessors in the same or similar circumstances as Borrower and, without limiting the foregoing, are sufficient to create valid, binding and enforceable obligations of an Account Debtor.
     5.22 Servicing of Borrower’s Contract Assets.
     (a) Borrower has entered into the Servicing Agreement with Servicer, pursuant to which Borrower has engaged Servicer to act as Borrower’s agent to monitor, manage, enforce and collect the Contract Assets and disburse Collections in respect thereof as further described in the Servicing Agreement and in compliance with the requirements this Agreement and the other Loan Documents.
     (b) In addition, Borrower has entered into the Backup Servicing Agreement with the Backup Servicer to provide for servicing of the Contract Assets and disbursement of Collections in respect thereof in the event that Servicer is terminated as Servicer or its access to the Lockbox Account is terminated.
     (c) Neither Servicer nor Borrower uses any lockbox, lockbox account or other arrangement to receive or process Collections other than those indicated on Schedule 2.6.
     5.23 Patriot Act. To the extent applicable, each of Originator, Servicer, Parent and Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the loans
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made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. All statements made by the Borrower, Parent, Originator and Servicer in the Customer Identification Program forms submitted to Agent in connection with the transactions contemplated by this Agreement are true, correct and complete.
     5.24 OFAC. To the extent applicable, none of Originator, Servicer, Parent or Borrower or any of their respective Subsidiaries or Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. None of Originator, Servicer, Parent or Borrower or any of their respective Subsidiaries or Affiliates (a) is a Sanctioned Person or a Sanctioned Entity, (b) has more than 10% of its assets located in Sanctioned Entities or (c) derives more than 10% of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     5.25 Opinion Certificates. Each of the representations, warranties and certifications made by Borrower, Parent and their Affiliates in connection with the bankruptcy opinions delivered to Agent by Borrower’s counsel (and attached as an exhibit thereto) as of the Closing Date pursuant to Section 3.1(a)(xx) (the “Opinion Certificates”) are and shall continue to be true and correct as of the Closing Date and on the date of each subsequent Advance and may be relied upon by Agent and the Lenders as if fully set forth herein.
     5.26 Intercreditor Agreement.
     (a) Set forth on Schedule 5.26 is a complete and accurate list of all Persons currently a party to or bound by the Intercreditor Agreement. Updates to Schedule 5.26 shall be made by delivery of an updated copy of the schedule to Agent. Each of the Persons listed on Schedule 5.26 is either a Lender or LEAF Entity that is an original party to the Intercreditor Agreement, a New Lender (as such term is defined in the Intercreditor Agreement) that has executed a counterpart to the Intercreditor Agreement substantially in the form of Exhibit A thereto or a new LEAF Entity bound by the Intercreditor Agreement. Each counterpart executed by a party to the Intercreditor Agreement has been provided to Agent and to each other party to the Intercreditor Agreement in compliance with Section 4 of the Intercreditor Agreement.
     (b) A majority of the lenders who are party to the Intercreditor Agreement have specified Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) as their backup servicer in the event a successor servicer is required to be appointed pursuant to Section 3 of the Intercreditor Agreement.
     5.27 Contract Data Tape. The information provided in each Contract Schedule on a Funding Date matches the corresponding information provided in the related Purchase Date Notice and the related Contract Data Tape.
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     5.28 Ownership Interest in Parent. None of Servicer or any of its Affiliates hold, either directly or through a beneficial interest, interests in Parent constituting more than 25% of all capital invested in Parent.
6. AFFIRMATIVE COVENANTS.
     Each of Borrower, Parent, Originator and Servicer covenants and agrees as to itself that, until termination of all of the Commitments and payment in full of the Obligations, such Person shall and Borrower shall cause each of its Subsidiaries to do all of the following that relate to it:
     6.1 Accounting System. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrower also shall keep or be provided access to a reporting system that shows all additions, fees, payments, claims and write-downs with respect to the Leases and Notes Receivable.
     6.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Upon occurrence	any Default, Event of Default, Servicer Default, or Servicer Termination Event occurs under this Agreement, similar event occurs under any other facility applicable to Servicer, Manager, Originator or Parent, or other events or conditions requiring notice to Agent hereunder or under any other Loan Documents;

Monthly (not later than the Reporting Date)	notice of all material claims, offsets, or disputes asserted by Account Debtors with respect to Borrower’s and its Subsidiaries’ Contract Assets;

(i) a Borrowing Base Certificate that includes a detailed calculation of the Borrowing Base as of the close of the most recent Collection Period; (ii) a reconciliation of the Borrowing Base which shall include: (A) a detailed aging, by total, of the Leases and Notes Receivable of Borrower, together with a reconciliation to the detailed calculation of the Borrowing Base on the Borrowing Base Certificate last provided to Agent and (B) detail regarding those Contracts of Borrower that are not Eligible Leases or Eligible Notes Receivable;

a summary aging, by total, of the Leases and Notes Receivable included in the Collateral, together with a reconciliation to the detailed calculation of the Borrowing Base last provided to Agent;

a summary aging, by total, of the leases and notes receivable and similar equipment finance contracts included in the Managed Portfolio;

a report that identifies each Contract included in the Collateral, that has been extended, modified, restated or amended, with the date of such
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extension, modification, restatement or amendment;

(i) a Contract Data Tape and (ii) a Monthly Servicing Report that details all Collections on the Contract Assets and with respect to any other Borrower Collateral, amounts transferred from the Lockbox Account to the Collection Account, and other deposits to or disbursements from the Collection Account, including but not limited to payments made on the related Interest Payment Date, and payments to be made on the related Payment Date, and Borrower’s cash, Cash Equivalents and Unrestricted Cash positions;

a detailed report of Borrower and its Subsidiaries’ obligations with respect to Bank Product Agreements and Reserves, including calculations thereof;

Funding Date	no later than noon of the Business Day prior to each Funding Date, an interim Borrowing Base Certificate that includes a detailed calculation of the Borrowing Base taking into account all information known with respect to any Contracts being acquired by Borrower as of the preceding day, all relevant information regarding default and delinquency status of any existing Contracts owned by Borrower as of the preceding day, and all other information regarding any existing Contracts owned by Borrower, as of the close of the most recent Collection Period;

Quarterly	(A) no later than the Reporting Date following the close of the quarter, a detailed cumulative static loss report for all Leases and Notes Receivable included in each of Borrower’s Static Pools and (B) no later than 45 days after the close of the quarter, (i) a detailed cumulative static loss report for all Leases and Notes Receivable included in each of Borrower’s Static Pools (or a certification that such cumulative static loss report most recently delivered pursuant to (A) is true and correct as of such later date), and (ii) a summary cumulative static loss report for all similar equipment finance contracts included in each of the Servicer’s Static Pools respectively, in all cases presenting loss data in both dollars and percentages and otherwise in a form acceptable to Agent and, in the case of (B), attached to a Compliance Certificate;

if not included in the Monthly Servicing Report, no later than 45 days after the close of the quarter, a report regarding accrued, but unpaid, sales, use and property taxes due with respect to Leases and Notes Receivable included in Borrower’s Portfolio Balance and payments made with respect to such taxes accrued but unpaid in prior periods;

no later than 45 days after the close of the quarter, a Residual Realization Report dated as of the last day of the most recently completed fiscal quarter setting forth the information required in such report for the
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twelve month period ended on the date of such report;

Upon request by Agent	copies of purchase orders and invoices and evidence of payment of same, copies of credit files, copies of statements transmitted to Account Debtors, credit memos, remittance advices, deposit slips, shipping and delivery documents related to any and all Leases and Notes Receivable included in Borrower’s Portfolio Balance or related to the property subject to such Leases and Notes Receivable; and

such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Agent may request.
In connection with the foregoing reports, (i) each of Borrower, Parent, Originator and Servicer shall maintain and utilize accounting and reporting systems reasonably acceptable to Agent, (ii) each of Borrower, Parent and Servicer agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above, (iii) after implementation, each of Borrower, Parent, Originator and Servicer shall use Agent’s electronic reporting system for all reporting of the foregoing information to Agent, and (iv) to the extent required by Agent, an Authorized Person or other representative acceptable to Agent will meet with Agent at least once in each calendar quarter to review and discuss all Leases and Notes Receivable then included in Borrower’s Portfolio Balance.
     6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:
     (a) as soon as available, but in any event within 45 days after the end of each quarter during each fiscal year:
     (i) an unaudited consolidated (and if requested, consolidating) balance sheet, income statement, and statement of cash flow covering each of Servicer Group, Parent and its Subsidiaries and Borrower and its Subsidiaries’ operations during such period, and
     (ii) a Compliance Certificate demonstrating in reasonable detail compliance at the end of such quarter with the covenants set forth in Sections 7.18, 7.19 and 7.20.
     (b) as soon as available, but in any event within 120 days after the end of each fiscal year:
     (i) consolidated financial statements of the Servicer Group and of Parent and its Subsidiaries, respectively, for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which
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relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Sections 7.18, 7.19 or 7.20, as applicable), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),
     (ii) a Compliance Certificate demonstrating in reasonable detail compliance at the end of such fiscal year with the covenants set forth in Sections 7.18, 7.19 and 7.20,
     (c) as soon as available prior to the end of each fiscal year, copies of Projections for the Servicer Group and Parent and its Subsidiaries and Borrower and its Subsidiaries (including a budget and operating plan), for the forthcoming fiscal year, month by month, certified by the chief financial officer or other applicable Authorized Person as being such officer’s good faith estimate of the financial performance of such Person during the period covered thereby,
     (d) if and when filed by Servicer, Originator, Parent, Borrower or their Subsidiaries,
     (i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and
     (ii) any other filings made by such Persons with the SEC,
     (e) if and when filed by Servicer, Parent, Borrower or their Subsidiaries and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) such Person conducts business or is required to pay any such excise tax, (ii) where such Person’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower or its Subsidiaries, or (iii) where such Person’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,
     (f) promptly, but in any event within 5 days after Originator, Servicer, Parent or Borrower has knowledge thereof, notify Agent of the removal of the Manager or resignation, termination, or long-term disability of any Executive Officer;
     (g) promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,
     (h) promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Originator, Servicer, Parent, Borrower or their Subsidiaries, notice of all actions, suits, or proceedings brought by or against them before any Governmental Authority which, if determined adversely, reasonably could be expected to result in a Material Adverse Change, and
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     (i) upon the request of Agent, any other information reasonably requested relating to the financial condition of Servicer, Parent, Borrower or their Subsidiaries.
In addition, Borrower agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower. Each of Servicer, Parent and Borrower also agrees to cooperate with Agent to allow Agent to consult with its independent certified public accountants if Agent reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Servicer, Parent, Borrower or their Subsidiaries that Agent reasonably may request. Borrower Parent and Servicer each waive the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent or any Lender pursuant to or in accordance with this Agreement, and agree that Agent or any Lender may contact directly any such accounting firm or service bureau in order to obtain such information.
     6.4 Collection of Contract Assets.
     (a) Servicer agrees that:
     (i) subject to Section 4.8 and in accordance with the terms of the Servicing Agreement, it shall use commercially reasonable efforts, at its sole cost and expense and in its own name, in accordance with industry standards and applicable laws, to promptly and diligently collect and enforce payment of all Contract Assets to the extent that it is commercially reasonable to do so and in a commercially reasonable manner and defend and hold Borrower and the Lender Group harmless from any and all loss, damage, penalty, fine or expense arising from such collection or enforcement activities;
     (ii) it shall direct all of Borrower’s Account Debtors to remit payments on the Contracts to the Lockbox Account; and
     (iii) in accordance with the Required Procedures, it shall maintain at its chief executive office, and, upon the request of Agent, make available to Borrower and Agent copies of the Contracts and all related documents and instruments, and all files, certificates, correspondence, appraisals, computer programs, accounting records and other information and data relating to the Contract Assets and other Collateral.
     (b) Borrower shall maintain the Servicing Agreement and the Backup Servicing Agreement in full force and effect until termination of all of the Commitments and payment in full of the Obligations.
     6.5 Records. Borrower and Servicer shall maintain accurate and complete records regarding all Contract Assets owned by Borrower or any of its Subsidiaries. Servicer shall also maintain accurate and complete records regarding all leases, notes receivable and similar equipment finance contracts included in the Managed Portfolio.
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     6.6 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.
     6.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against it or its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Make timely payment or deposit of all tax payments and withholding taxes required of it by Applicable Laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and, upon request, furnish Agent with proof satisfactory to Agent indicating that such payments and deposits have been made. Servicer shall cause all sales, use, property and similar taxes collected with respect to Leases and Notes Receivables included in Borrower’s Portfolio Balance to be reported and remitted to the applicable taxing authorities on a timely basis.
     6.8 Insurance.
     (a) Each of Servicer and Borrower shall maintain, at their respective expense, insurance covering its and its Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Servicer also shall maintain business interruption, public liability, and insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts as are commercially reasonable and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver copies of all such policies to Agent with an endorsement naming Agent as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.
     (b) Borrower shall give Agent prompt notice of any loss covered by such insurance. Upon notice to Borrower, Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $100,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Borrower under payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.
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     (c) Borrower shall cause Account Debtors obligated on any Contract relating to Equipment with an original cost of $100,000 or more to maintain insurance with respect to each item of Equipment covered by such Leases and Notes Receivable unless such Equipment is covered by a forced place insurance policy implemented by Originator and approved by Agent, in its Permitted Discretion, after the Closing Date. In addition, the Borrower or Servicer Group shall maintain a blanket insurance policy that covers all other Equipment related to all other Contracts. All such insurance (i) shall cover loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses, (ii) shall be in an amount not less than the Net Investment in such Lease, and (iii) shall be in form and substance acceptable to Agent in its sole and absolute Permitted Discretion.
     (d) Neither Servicer, Parent or Borrower will or will suffer or permit its Subsidiaries to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.
     6.9 Location of Collateral. Keep Collateral only at the locations identified on Schedule 5.5, or in the case of Equipment that is subject to a Lease, in the possession of the Account Debtors that are parties to such Lease, or in the case of originals of Leases and Notes Receivable, at the Custodian or Agent’s location, and shall maintain their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that Borrower may amend Schedule 5.5 and Schedule 5.7 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such Collateral is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides Agent a Collateral Access Agreement with respect thereto.
     6.10 Compliance with Laws. Cause the Approved Forms, the Required Procedures, the Leases, the Notes Receivable and documents executed in connection therewith and all actions and transactions by or on behalf of Borrower in connection therewith to comply with the requirements of all Applicable Laws, the non-compliance with which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
     6.11 Leases as Lessee. Pay when due all rents and other amounts payable under any material leases to which it is a party as lessee or by which Borrower’s or any such Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.
     6.12 Existence. At all times preserve and keep in full force and effect its and its Subsidiaries valid existence and good standing and any rights and franchises material to their businesses.
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     6.13 Distinct Existence; Conduct of Business. Borrower acknowledges that Agent and the Lenders are providing the Commitments and entering into the Loan Documents in reliance upon Borrower’s identity as a separate legal entity from Parent and Servicer. From and after the Closing Date, Borrower shall conduct its own business in its own name and take all necessary action, including, without limitation, all action that Agent may from time to time reasonably request, to maintain Borrower’s identity and existence as a separate legal entity and to make it manifest to third parties that Borrower is an entity with assets, liabilities and operations distinct from those of Parent and Servicer and is not an operating division of Parent or Servicer. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Borrower shall:
     (a) conduct all transactions with Parent and Servicer (including, without limitation, under the Purchase and Contribution Agreement and the Servicing Agreement, respectively) strictly on an arm’s-length basis and allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Parent and/or Servicer, as the case may be, and Borrower on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;
     (b) continue to exist as a limited purpose limited liability company whose activities are restricted in its limited liability company agreement to activities related to purchasing or otherwise acquiring Leases, Notes Receivable and related Collateral and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose;
     (c) not engage in any activity other than those activities expressly permitted hereunder and under the other Loan Documents, nor enter into any agreement other than this Agreement and the other Loan Documents to which it is a party, and, with the prior written consent of the Lenders and Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;
     (d) maintain a principal executive and administrative office at which its business is conducted and a telephone number and stationery through which all business correspondence and communication are conducted, in each case separate from those of Servicer, Parent and their Affiliates;
     (e) conduct its affairs strictly in accordance with its limited liability company agreement and observe all necessary, appropriate and customary enterprise formalities, including (i) holding all regular and special manager and/or member meetings appropriate to authorize all enterprise action (which, in the case of regular manager and/or member meetings, are held at least annually), (ii) keep separate and accurate minutes of such meetings, (iii) pass all resolutions or consents necessary to authorize actions taken or to be taken, and (iv) maintain accurate and separate books, records and accounts, including intercompany transaction accounts;
     (f) act solely in its own name and through its own Authorized Persons and agents, and no Affiliate of Parent or Servicer shall be appointed to act as Borrower’s agent, except as expressly contemplated by this Agreement;
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     (g) maintain at least one Independent manager who during the past five years has never been, and shall at no time be a member, manager, stockholder, director, officer or employee, or relative of the foregoing, of Servicer or Parent or any Affiliate thereof (other than any other bankruptcy-remote special purpose entity formed for the sole purpose of financing, securitizing, or facilitating the financing or securitization of, financial assets of Servicer or Parent or any Affiliate thereof and whose vote is required to allow Borrower to file a voluntary petition in bankruptcy or similar proceeding), all as provided in its organizational documents and is otherwise reasonably acceptable to the Lenders and Agent;
     (h) cause the limited liability company agreement of Borrower to require the affirmative vote of the Independent manager before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by Borrower, and maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its members and Board of Directors;
     (i) observe all legal formalities as a distinct entity, and ensure that all actions relating to the dissolution or liquidation of Borrower or the initiation or participation in, acquiescence in, or consent to any bankruptcy, insolvency, reorganization, or similar proceeding involving Borrower, are duly authorized by unanimous vote of its managers;
     (j) maintain Borrower’s Books separate from those of Servicer and Parent and otherwise readily identifiable as its own assets rather than assets of Servicer or Parent;
     (k) not commingle funds or other assets of Borrower with those of Servicer or Parent except to the limited extent permitted under the Lockbox Control Agreement and, except as provided in Section 2.6, not maintain bank accounts or other depository accounts to which Servicer or Parent is an account party, into which Servicer or Parent makes deposits or from which Servicer or Parent have the power to make withdrawals;
     (l) not pay or finance any of Servicer’s or Parent’s operating expenses (other than as elsewhere specifically permitted or provided for in this Agreement); and
     (m) comply with all covenants contained in the Opinion Certificates.
     6.14 Environmental.
     (a) Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;
     (b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests;
     (c) Promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any
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Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law; and
     (d) Promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following:
     (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries;
     (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or its Subsidiaries; and
     (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.
     6.15 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.
     6.16 Formation of Subsidiaries. In the case of Borrower, not form or acquire any Subsidiary without the prior written consent of the Required Lenders, and at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date with the prior written consent of the Required Lenders, Borrower shall (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement, together with such other security documents (including mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, if requested by Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.16 shall be a Loan Document.
     6.17 Leases and Notes Receivable.
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     (a) Hold for the benefit of Agent until delivered to Custodian the one and only original of each Contract constituting Chattel Paper and thereafter, upon request by Agent if such Contract has been temporarily released from possession by the Custodian, print a legend reading as follows: “ASSIGNED TO WELLS FARGO FOOTHILL, LLC, AS AGENT” on such Contract until such Contract is returned to Custodian, is the subject of a Permitted Disposition or otherwise released from the Agent’s Lien;
     (b) Hold for the benefit of Agent until delivered to Custodian each originally executed promissory note evidencing a Note Receivable, endorsed in accordance with Section 4.2 and, upon request of Agent, prepare, execute and deliver to Agent, an assignment of note and security interests for each Note Receivable, in a form acceptable to Agent, which would evidence the assignment to Agent of such Note Receivable and the security interests securing such Note Receivable;
     (c) Except to the extent delivered to Custodian, store in a fireproof vault the original copy of all Leases, Notes Receivable and related documents which constitute Chattel Paper of Borrower subject to Agent’s Lien. Upon the occurrence of a Servicer Default (other than a Servicer Default that is capable of cure and for which a cure period has been provided), Servicer Termination Event, Default (other than a Default that is capable of cure and for which a cure period has been provided), or Event of Default, Agent may require, in its Permitted Discretion, that all such Leases, Notes Receivable and other documents be delivered to Agent.
     6.18 Hedge Program. Borrower shall maintain in place at all times one or more Hedging Agreements entered into in accordance with an interest-rate hedging program that is reasonably acceptable to Agent but that in no event covers less than 80% of all outstanding Advances.
     6.19 Intercreditor Agreement. Provide Agent with notice of and a written copy of each counterpart to the Intercreditor Agreement executed by any Person after the Closing Date. Borrower and Servicer further covenant that neither the Lockbox Control Agreement nor the Intercreditor Agreement (except to add a party thereto pursuant to a counterpart substantially in the form of Exhibit A thereto) shall be amended without advance written consent of Agent.
7. NEGATIVE COVENANTS.
     Each of Originator, Servicer, Parent and Borrower covenants and agrees that, without the prior written consent of Agent, until termination of all of the Commitments and payment in full of the Obligations, none of Borrower or its Subsidiaries, Originator (as to Sections 7.3, 7.5, 7.8, 7.9, 7.11, 7.15 and 7.17), Parent (as to Sections 7.3, 7.5, 7.8, 7.9, 7.11, 7.15, 7.17 and 7.20) and Servicer as to (Sections 7.3, 7.5, 7.8, 7.9, 7.11, 7.15, 7.17, 7.19 and 7.21) will do any of the following:
     7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
     (a) Indebtedness evidenced by this Agreement and the other Loan Documents,
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     (b) Indebtedness set forth on Schedule 5.20,
     (c) Subordinated Debt,
     (d) Permitted Purchase Money Indebtedness,
     (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c) and (d) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as:
     (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness,
     (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended,
     (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower,
     (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
     (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,
     (f) endorsement of instruments or other payment items for deposit, and
     (g) Indebtedness composing Permitted Investments.
     7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).
     7.3 Restrictions on Fundamental Changes.
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     (a) Enter into any merger or consolidation, provided, however, that in the case of Servicer or Originator, the prohibition in this Section 7.3(b) shall only apply if such action could cause a Material Adverse Change.
     (b) Enter into any reorganization or recapitalization, or reclassify its Stock, unless it is the surviving entity and there is no Change of Control, provided, however, that in the case of Servicer or Originator, the prohibition in this Section 7.3(b) shall only apply if such action could cause a Material Adverse Change.
     (c) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).
     (d) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, other than pursuant to a Permitted Disposition.
     7.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Borrower’s or its Subsidiaries assets.
     7.5 Change Name. Change its name, organizational identification number, state of organization or organizational identity; provided, however, that a Person may change its name upon at least 30 days’ prior written notice to Agent of such change and so long as, at the time of such written notification, Borrower or its Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.
     7.6 Nature of Business. Make any material change in the nature of Borrower or its Subsidiaries’ business.
     7.7 Prepayments and Amendments. Except in connection with a refinancing permitted by Section 7.1(e),
     (a) prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than the Obligations in accordance with this Agreement or interest on any Subordinated Debt in each case so long as no Default (other than a Default that is capable of cure and for which a cure period has been provided) or Event of Default has occurred or is continuing or would result from Borrower making such payment, or
     (b) without the prior written consent of Agent, directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b), (c) or (d), except that the Indebtedness permitted under Section 7.1(c) may be amended to the extent permitted under the applicable Subordination Agreement with respect thereto.
     7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.
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     7.9 Approved Forms; Required Procedures; Selection Criteria.
     (a) Make any amendments or modifications to the Purchase and Contribution Agreement or the Originator Assignments except with the prior written consent of Agent;
     (b) Make or suffer to exist any changes or revisions in any material respect to the Approved Forms or the Required Procedures without advance notice to, and consent by Agent;
     (c) Use or permit to be used any agreements, forms, or other documents other than the Approved Forms in connection with the Leases or Notes Receivable; or
     (d) Select Leases or Notes Receivable for acquisition by Borrower in a manner that is adverse to Agent or the Lenders, in Agents reasonable judgment.
     Neither Originator, Parent, Servicer nor Borrower shall allocate Leases and Notes Receivable in the Managed Portfolio between Borrower on the one hand and Parent, Servicer and the other Affiliates of Servicer and Parent on the other in a manner that is adverse to the Lenders in Agent’s judgment.
     7.10 Restricted Payments. Make any Restricted Payments except for distributions by Borrower with respect to its Stock so long as prior to making such distribution Borrower has demonstrated in writing to Agent, in a certification signed by an Authorized Person, that (a) no Default or Event of Default has occurred or is continuing or would result from the making of such distribution and (b) after giving effect to such distribution, excess Availability will be at least (i) five hundred thousand dollars ($500,000) any time outstanding Advances do not exceed forty five million dollars ($45,000,000), (ii) seven hundred fifty thousand dollars ($750,000) any time outstanding Advances exceed forty five million dollars ($45,000,000) but do not exceed sixty million dollars ($60,000,000), and (iii) one million dollars ($1,000,000) any time outstanding Advances exceed sixty million dollars ($60,000,000).
     7.11 Accounting Methods and Records. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or, with advance notice to Agent, as would not result in an audit period of more than 12 months) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s or its Subsidiaries’ accounting or other records without said accounting firm or service bureau agreeing to provide Agent information regarding Borrower’s and its Subsidiaries’ financial condition.
     7.12 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.
     7.13 Transactions with Affiliates. Except as set forth on Schedule 7.13, directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that (a) are in the ordinary course of Borrower’s business, (b) are upon fair and
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reasonable terms, (c) are fully disclosed to Agent, and (d) are no less favorable to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.
     7.14 Suspension. Suspend or go out of a substantial portion of its or their business.
     7.15 Change of Executive Officers. Fail to replace within 90 days any Executive Officer that is unable to perform or ceases to be employed in his current position with another person acceptable to Agent in its Permitted Discretion.
     7.16 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (i) to acquire Eligible Leases and Eligible Notes Receivable from Parent, (ii) to make distributions that are permitted in accordance with the terms and conditions hereof, or (iii) to use for working capital purposes in accordance with the terms and conditions hereof.
     7.17 Location of Collateral. Store any Collateral at any time now or hereafter with a bailee, warehouseman, or similar party, unless such Person has entered into a Collateral Access Agreement and the location thereof is listed on Schedule 5.5.
     7.18 Financial Covenants of Borrower.
     (a) Borrower shall not fail to achieve or maintain:
     (i) Leverage Ratio. A Leverage Ratio, measured as of the last day of each fiscal quarter, of not more than 6.7 to 1.0; or
     (ii) Minimum Capitalization. A minimum Tangible Net Worth at all times of not less than the greater of (A) five million dollars ($5,000,000) and (B) the amount necessary to maintain compliance with the Borrowing Base.
     (b) Maximum Delinquency Ratio. Borrower shall not permit or suffer to exist on the last day of any calendar quarter, a Delinquency Ratio that exceeds five percent (5%).
     (c) Maximum Default Ratio. Borrower shall not permit or suffer to exist on the last day of any calendar quarter, a Default Ratio that exceeds four percent (4%).
     (d) Cumulative Gross Static Losses. Borrower shall not permit or suffer to exist on the last day of any fiscal quarter ending on or after June 30, 2009, the ratio of (i) aggregate charge-offs with respect to all Leases and Notes Receivable included in any four (4) consecutive Borrower Static Pools to (ii) the aggregate book value with respect to all Leases and unpaid principal amount of all Notes Receivable included in such four (4) consecutive Borrower Static Pool, to exceed four and a half percent (4.5%); provided, that the trigger level for the June 2009 measurement date will be 2.25% and for the September 2009 measurement date will be 3.375%.
     7.19 Financial Covenants of Servicer.
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     (a) Servicer shall fail to achieve or maintain:
     (i) Minimum Tangible Net Worth. The sum of Tangible Net Worth for the Servicer Group, measured as of the close of each fiscal quarter ending on or after March 31, 2009, of at least the sum of (i) thirty five million dollars ($35,000,000), plus
     (ii) fifty percent (50%) of all net income of the Servicer Group earned in each fiscal quarter ending after the Closing Date (computed without deduction for cumulative net losses during such period or any mark-to-market adjustments to net income, if any, under SFAS No. 133 during such period);
     (ii) Minimum Interest Coverage Ratio. The ratio of EBITDA to Interest Expense as of the close of each fiscal quarter, measured for such fiscal quarter just ended and determined on a consolidated basis for the Servicer Group, of at least 1.10:1.0;
     (b) Maximum Delinquency Ratio. Servicer shall not permit or suffer to exist on the last day of any calendar quarter, the sum of (i) the aggregate book value of all equipment leases that are serviced by the Servicer or its Affiliates and more than 61 days past due plus (ii) the unpaid principal amount of all notes receivable or similar equipment finance contracts that are serviced by the Servicer or its Affiliates and more than 61 days past due to exceed six and a half percent (6.5%) of the Managed Portfolio.
     (c) Maximum Default Ratio. Servicer shall not permit or suffer to exist on the last day of any calendar quarter, the sum of (i) the aggregate book value of all equipment leases that are serviced by the Servicer or its Affiliates and more than 91 days past due or that have otherwise been charged off or the related Equipment repossessed plus (ii) the unpaid principal amount of all notes receivable or similar equipment finance contracts that are serviced by the Servicer or its Affiliates and more than 91 days past due or that have otherwise been charged off or the related Equipment repossessed to exceed five and a half percent (5.5%) of the Managed Portfolio.
     (d) Cumulative Gross Static Losses. Servicer shall not permit or suffer to exist on the last day of any fiscal quarter ending on or after June 30, 2009, the ratio of (i) aggregate charge-offs with respect to all equipment leases, notes receivable and similar equipment finance contracts included in any four (4) consecutive Servicer Static Pools to (ii) the aggregate book value with respect to all equipment leases and unpaid principal amount of all notes receivable and similar equipment finance contracts included in such four (4) consecutive Servicer Static Pools, to exceed five and a half percent (5.5%).
     7.20 Financial Covenant of Parent. Parent shall not fail to achieve or maintain at all times a minimum Tangible Net Worth of at least twenty million dollars ($20,000,000).
     7.21 Ownership Interest in Parent. None of Servicer or any of its Affiliates will acquire or hold, either directly or through a beneficial interest, interests in the Parent constituting more than 25% of all capital invested in Parent.
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8. EVENTS OF DEFAULT.
     Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
     8.1 If Borrower or any of its Subsidiaries fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations) provided, however, if the amount necessary for any such payment is on deposit in the Designated Account and the failure of Borrower to pay such amount is solely as a result of Agent’s failure to respond to a request for a disbursement pursuant to Section 2.3(a)(i), then no Event of Default will have occurred.
     8.2 If Originator, Servicer, Parent, Borrower or any of their Subsidiaries fails to (a) perform, keep, or observe any covenant or other provision contained in Sections 6.2, 6.3, 6.7, 6.9, 6.10 or 6.11 hereof and such failure continues for a period of 10 days after the date on which such failure first occurs, (b) perform, keep, or observe any covenant or other provision contained in any Section of this Agreement (other than a Section that is expressly dealt with elsewhere in this Section 8.2), including failure to satisfy a condition subsequent set forth in Section 3.2 within the period stated, or the other Loan Documents, and such failure continues for a period of 15 Business Days after the date on which such failure first occurs, (c) perform, keep or observe any covenant contained in Section 2.4 or Section 6 (that is not expressly dealt with elsewhere in this Section 8.2), or Section 7 of this Agreement or any comparable provision contained in any of the other Loan Documents;
     8.3 If any material portion of Originator, Servicer, Parent, Borrower’s or any of their Subsidiaries’ property or assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person and is not removed, discharged or released before the earlier of 30 days after the date of such occurrence or 5 days prior to the date on which such property or asset is subject to forfeiture by Borrower or such Subsidiary;
     8.4 If an Insolvency Proceeding is commenced by any member of the Servicer Group, the Parent, Borrower or any of its Subsidiaries;
     8.5 If an Insolvency Proceeding is commenced against Originator, Servicer, Parent, Borrower’s or any of its Subsidiaries, and any of the following events occur:
     (a) such Person consents to the institution of such Insolvency Proceeding against it,
     (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder,
     (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of
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such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder,
     (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or
     (e) an order for relief shall have been entered therein;
     8.6 If Originator, Servicer, Parent, Manager, Borrower’s or any of their Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
     8.7 If a notice of Lien (other than Permitted Liens), levy, or assessment is filed of record with respect to any material portion of Originator, Servicer, Parent, Borrower’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien (other than Permitted Liens), whether choate or otherwise, upon any of Borrower’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent;
     8.8 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Originator, Servicer, Parent, Borrower’s or any of their Subsidiaries’ assets;
     8.9 If there is a default with respect to (x) any Subordinated Debt, (y) any agreement to which Originator or Servicer is a party, which agreement relates to an obligation in excess of $500,000 or (z) any other agreement to which Parent or Borrower or any of their Subsidiaries is a party, the termination of which is reasonably likely to result in a Material Adverse Change, and any such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Servicer’s, Parent’s, Borrower’s or their Subsidiaries’ obligations thereunder, to terminate such agreement or to refuse to renew such agreement in accordance with an automatic renewal right therein;
     8.10 If Originator, Servicer, Parent, Borrower or any of their Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;
     8.11 If any misstatement or misrepresentation exists, in any material respect, as of the date when made or deemed made, in any warranty, representation, statement, or Record made to the Lender Group by Originator, Servicer, Parent, Manager, Borrower, or their Subsidiaries, or any of their officers, employees, agents, managers or directors;
     8.12 The occurrence of a Change of Control;
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     8.13 Any Executive Officer shall become unable to perform, or cease to be employed, in his current position, and shall not be replaced, within 90 days, by an individual with comparable education, experience and qualifications and is acceptable to Agent;
     8.14 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;
     8.15 If the obligation of any party under the Vehicle Lienholder Nominee Agreement is limited in any material respect or terminated by operation of law or by any party thereto or if such agreement is amended or modified without Agent’s consent in a way that is materially adverse to Agent;
     8.16 If the rights of the Servicer under the Lockbox Control Agreement or the Intercreditor Agreement are limited or terminated by operation of law or by any party thereto or if such agreements are amended or modified without Agent’s consent;
     8.17 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Originator, Servicer, Parent, Borrower or their Subsidiaries, or a proceeding shall be commenced by Originator, Servicer, Parent, Borrower or their Subsidiaries, or by any Governmental Authority having jurisdiction over Originator, Servicer, Parent, Borrower or their Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Originator, Servicer, Parent, Borrower or their Subsidiaries shall deny that such Person has any liability or obligation purported to be created under any Loan Document;
     8.18 Any of the other Loan Documents are amended, modified or terminated without the consent of Agent, or Originator, Servicer, Parent or Borrower fails to comply in any material respect with its obligations under any other Loan Document and such non-compliance is not cured to Agent’s reasonable satisfaction within thirty (30) days; or
     8.19 The occurrence of (i) a Servicer Default (other than one that is capable of cure and for which a cure period has been provided) or a Servicer Termination Event or (ii) an “event of default” or any event or condition identified as an “event of termination”, a “trigger event”, a “rapid amortization event”, a “wind-down event” or similar event under the terms of any facility of Parent or any of its Subsidiaries or secured by any of their assets.
9. THE LENDER GROUP’S RIGHTS AND REMEDIES.
     9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:
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     (a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;
     (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;
     (c) Exercise any and all rights of Borrower under the Servicing Agreement, the Backup Servicing Agreement and the Intercreditor Agreement or, in Agent’s Permitted Discretion, assume or assign any and all rights and responsibilities to collect, manage, and service the Contract Assets, including without limitation, (i) receive, process and account for all Collections in respect of Leases and Notes Receivable; (ii) periodically send demand notices and statements to the Account Debtors; (iii) enforce legal rights with respect to the Contract Assets, including hiring attorneys to do so to the extent Agent or such assignee deems such engagement necessary; and (iv) taking all lawful actions and procedures which Agent or such assignee deems necessary to collect the Leases and Notes Receivable; (v) terminate the Servicing Agreement and/or the Backup Servicing Agreement, and assign servicing responsibilities to any replacement servicer; (vi) without notice to or demand upon Borrower, make any payments as are reasonably necessary or desirable in connection with the Servicing Agreement, the Backup Servicing Agreement, or any other agreement that Agent enters into with the Servicer, the Backup Servicer or any replacement servicer; and (vii) take all lawful actions and procedures which Agent or such assignee deems necessary to collect the amounts due to Borrower in connection with Leases and Notes Receivable (all amounts incurred by Agent pursuant to this clause (c) shall be Lender Group Expenses);
     (d) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;
     (e) Settle or adjust disputes and claims directly with Borrower’s Account Debtors and enforce any and all rights of Borrower under any of the Leases, Notes Receivable and documents executed in connection therewith, for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Leases and Notes Receivable after deducting all Lender Group Expenses incurred or expended in connection therewith;
     (f) Cause Borrower to hold all of its returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of Borrower or in Borrower’s possession;
     (g) Without notice to or demand upon Borrower or any of its Affiliates, make such payments in accordance with the terms of this Agreement and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any
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Lien that in Agent’s determination appears to conflict with the priority of Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;
     (h) Without notice to Borrower or any of its Affiliates (such notice being expressly waived), and without constituting an acceptance or retention of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Collection Account), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;
     (i) Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Lockbox Account and the Collection Account, to secure the full and final repayment of all of the Obligations;
     (j) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;
     (k) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;
     (l) Except in those circumstances where no notice is required under the Code, Agent shall give notice of the disposition of the Collateral as follows:
     (i) Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and
     (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; provided, that no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;
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     (m) Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;
     (m) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and
     (n) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower. Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower.
     9.2 Special Rights of the Lender Group in respect of Contract Assets. Without limiting Section 9.1, should a Servicer Default (other than one capable of cure and for which a cure period is provided) or a Servicer Termination Event occur or Borrower or Servicer otherwise fail to take any action necessary to preserve the ongoing performance, enforceability or value of the Contract Assets then, in any such event, Agent shall have the right to take such action as Agent may deem necessary in its sole discretion to preserve the ongoing performance and enforceability of any such Lease or Notes Receivable and preserve the value thereof, respectively, including without limitation, taking any action that Borrower or Servicer is required or authorized to take in respect thereof or to otherwise properly service same, or contract with any Person to take or perform any such actions. Borrower and Servicer each hereby grant to Agent a special power of attorney (which shall be irrevocable, coupled with an interest and include power of substitution) to take any action authorized in this paragraph. Any advances, payments or other costs or expenses made or incurred by Agent in taking any action authorized under this paragraph shall be included within the Obligations and reimbursed to Agent on demand or, at Agent’s Permitted Discretion charged and treated as Advances. Agent’s rights under this Section 9.2 are cumulative of all other rights of the Lender Group under the Loan Documents and may be exercised in whole or in part, in Agent’s Permitted Discretion. Agent shall have no obligation to take any action under this paragraph, and no undertaking by Agent under this paragraph shall obligate Agent to continue any such action or to take any other or additional action under this paragraph.
     9.3 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided
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under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10. TAXES AND EXPENSES.
     If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, which failure breaches any provision of this Agreement, then, Agent, in its sole Permitted Discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
11. WAIVERS; INDEMNIFICATION.
     11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.
     11.2 The Lender Group’s Liability for Collateral. Borrower hereby agrees that:
     (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:
     (i) the safekeeping of the Collateral,
     (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause,
     (iii) any diminution in the value thereof, or
     (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and
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     (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.
     11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby (including but not limited to those arising from Borrower’s acquisition of the Leases and Notes Receivable or other property from any Person) or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.
12. NOTICES.
     Unless otherwise provided in this Agreement, all notices or demands by Borrower or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agent, as the case may be, at its address set forth below:
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If to Borrower:	LEAF 4A SPE, LLC, c/o LEAF Financial Corporation 2005 Market Street, 15th Floor Philadelphia, PA 19103 Attn: Miles Herman Fax No. (215) 640-6363

If to Parent:	LEAF Equipment Finance Fund 4, LP c/o LEAF Financial Corporation 2005 Market Street, 15th Floor Philadelphia, PA 19103 Attn: Miles Herman Fax No. (215) 640-6363

If to Originator:	LEAF Funding, Inc. c/o LEAF Financial Corporation 2005 Market Street, 15th Floor Philadelphia, PA 19103 Attn: Miles Herman Fax No. (215) 640-6363

If to Servicer:	LEAF Financial Corporation c/o LEAF Financial Corporation 2005 Market Street, 15th Floor Philadelphia, PA 19103 Attn: Miles Herman Fax No. (215) 640-6363

If to Agent:	WELLS FARGO FOOTHILL, LLC, 14241 Dallas Parkway, Suite 1300 Dallas, TX 75254 Attn: Loan Portfolio Manager Fax No. (972) 851-9111

with copies to:	Chapman and Cutler, LLP 595 Market Street, 26th Floor San Francisco, CA 94118 Attn: Melanie Gnazzo Fax No. (415) 541-0500
Any of Agent, Borrower, Parent, Service or Originator may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each of Borrower, Parent, Service or Originator
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acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.
13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
     (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     (b) EACH OF THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAWS, FEDERAL COURTS LOCATED IN THE COUNTY OF SOUTHERN DISTRICT OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY IS LOCATED OR HAS A CONNECTION. EACH OF BORROWER, PARENT, SERVICER, AND ORIGINATOR AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAWS, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).
     (c) EACH OF BORROWER, PARENT, ORIGINATOR, SERVICER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE, TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER, PARENT, ORIGINATOR, SERVICER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF
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LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
     14.1 Assignments and Participations.
     (a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance, and (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,000. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.
     (b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 17.7 of this Agreement.
     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the
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financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
     (e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding
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under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
     (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.7, disclose all documents and information which it now or hereafter may have relating to Borrower and its Affiliates and their respective businesses.
     (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Laws.
     14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that neither Borrower, Parent, Originator or Servicer may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.
15. AMENDMENTS; WAIVERS.
     15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrower, Parent, Servicer or Originator therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and by Borrower, Parent, Servicer and Originator and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower, do any of the following:
     (a) increase or extend any Commitment of any Lender,
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     (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
     (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,
     (d) change the Pro Rata Share that is required to take any action hereunder,
     (e) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,
     (f) other than as permitted by Sections 4.10 or 16.12, release Agent’s Lien in and to any of the Collateral,
     (g) change the definition of “Required Lenders” or “Pro Rata Share”,
     (h) contractually subordinate any of the Agent’s Liens,
     (i) release Borrower from any obligation for the payment of money, or
     (j) (i) change the definition of Borrowing Base, Eligible Leases, Eligible Notes Receivable or Maximum Revolver Amount or (ii) change Section 2.1(b); provided, however, that Agent shall be permitted to waive, in its Permitted Discretion, one or more eligibility requirements with respect to Leases or Notes Receivable so long as the aggregate amount of waivers granted and included in the Borrowing Base at any one time does not exceed the lesser of $2,000,000 or 2% of the Borrowing Base.
     (k) amend any of the provisions of Section 16.
and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent or Swing Lender, as applicable, affect the rights or duties of Agent or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, Parent, Originator or Servicer, shall not require consent by or the agreement of any of them.
     15.2 Replacement of Holdout Lender.
     (a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout
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Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.
     (b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances.
     15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each of Borrower, Parent, Servicer any Originator of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
16. AGENT; THE LENDER GROUP.
     16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than the proviso to Section 16.11(a)) are solely for the benefit of Agent, and the Lenders, and Borrower and its Subsidiaries and Affiliates shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of
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the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole Permitted Discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:
     (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters,
     (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents,
     (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents,
     (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents,
     (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections,
     (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and
     (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
     16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
     16.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any
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other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower, Parent, Servicer, Originator or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books or records or properties of any of Borrower’s Subsidiaries or Affiliates.
     16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
     16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
     16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be
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deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.
     16.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower or any of its Affiliates is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this
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Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
     16.8 Agent in Individual Capacity. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.
     16.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders and the Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Laws, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above. Agent shall notify Borrower if and when any change of Agent becomes effective.
     16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan
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Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.
     16.11 Withholding Taxes.
     (a) All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, subject to receipt of relevant certifications required from any Lender hereunder, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the penultimate sentence of this Section 16.11(a). “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to Applicable Laws certified copies of tax receipts evidencing such payment by Borrower.
     (b) If a Lender claims an exemption from United States withholding tax, Lender agrees with and in favor of Agent and Borrower, to deliver to Agent:
     (i) if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;
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     (ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W—8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;
     (iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower; or;
     (iv) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower.
Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
     (c) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, Lender agrees with and in favor of Agent and Borrower, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower.
Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
     (d) If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent and Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent and Borrower will treat such Lender’s documentation provided pursuant to Sections 16.11(b) or 16.11(c) as no longer valid. With respect to such percentage amount, Lender may provide new documentation, pursuant to Sections 16.11 (b) or 16.11(c), if applicable.
     (e) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 16.11 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
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     (f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 16.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
     16.12 Collateral Matters.
     (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole Permitted Discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
     (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own
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interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.
     16.13 Restrictions on Actions by Lenders; Sharing of Payments.
     (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
     (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
     16.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
     16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
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     16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
     16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
     (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,
     (b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
     (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel,
     (d) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.7, and
     (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request
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Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
     16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower, its Affiliates or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.
     16.19 Bank Product Providers. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.
     16.20 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Chapman and Cutler, LLP (“Chapman”) only has represented and only shall represent WFF in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that Chapman does not represent it in connection with any such matters.
17. GENERAL PROVISIONS.
     17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
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     17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     17.5 Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile, email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile, email or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     17.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any other party to the Loan Documents or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     17.7 Confidentiality. Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries and Affiliates, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, shall not be used for the purpose of competing with Borrower, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:
Loan and Security Agreement — Page 113

     (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group,
     (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.7,
     (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation,
     (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process,
     (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders),
     (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and
     (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.7 shall survive for 2 years after the payment in full of the Obligations.
     17.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
     17.9 USA Patriot Act Notice. Each Lender (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, (signed into law October 26, 2001)) (the “Patriot Act”), such Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.
     17.10 Nonpetition. During the term of this Agreement and for one (1) year and one (1) day after payment in full of the Obligations neither Parent and its Subsidiaries nor any member of the Servicer Group or their Affiliates will file any involuntary petition or otherwise institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law against the Borrower.
[Signature page follows.]
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     IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed and delivered as of the date first above written.

LEAF 4A SPE, LLC, a Delaware limited liability company
By:	/s/ Miles Herman
	Name:	Miles Herman
	Title:	President and Chief Operating Officer

WELLS FARGO FOOTHILL, LLC,, a Delaware limited liability company, as Agent and as a Lender
By:	/s/ Walter K. Stockhecker
	Name:	Walter K. Stockhecker
	Title:	Vice President

LEAF EQUIPMENT FINANCE FUND 4, LP a Delaware limited partnership By: LEAF Asset Management, LLC, Its General Partner
By:	/s/ Miles Herman
	Name:	Miles Herman
	Title:	President and Chief Operating Officer

LEAF FUNDING, INC. a Delaware corporation
By:	/s/ Miles Herman
	Name:	Miles Herman
	Title:	Senior Vice President

LEAF FINANCIAL CORPORATION a Delaware corporation
By:	/s/ Miles Herman
	Name:	Miles Herman
	Title:	President and Chief Operating Officer
Signature Page to Loan and Security Agreement — Page 1